THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.
If you are in any doubt about the Offer or the action you should take you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent professional adviser duly authorised under the Financial Services Act 1986.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED all your Canning Shares please send this document and the accompanying Form of Acceptance and reply-paid envelope at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into the United States, Canada, Australia or Japan.

The Offer is not being made, directly or indirectly, in or into, or by use of the mails, or by any means or instrumentality or interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan and the Offer is not capable of acceptance by any such use, means, instrumentality or facility.

This document should be read in conjunction with the accompanying Form of Acceptance.

                             Recommended Cash Offer
                                        by
                        Lazard Brothers & Co., Limited
                                  on behalf of
                             MacDermid (UK) Limited
                          a wholly-owned subsidiary of
                            MacDermid, Incorporated
            to acquire the whole of the issued share capital of
                              W. Canning plc
                           not already owned by MacDermid


A letter from the Chairman of Canning containing the recommendation of the Board of Directors of Canning is set out on pages 4 to 6.

Acceptances should be despatched as soon as possible and, in any event, so as to be received by IRG no later than 3.00 p.m. on 18th November, 1998. The procedure for acceptance of the Offer is set out on pages 11 to 14 and in the accompanying Form of Acceptance.

Lazard Brothers, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting exclusively for MacDermid UK and MacDermid and for no one else in connection with Offer and will not be responsible to anyone other than MacDermid UK and MacDermid for providing the protections afforded to customers of Lazard Brothers, nor for giving advice in relation to the Offer.









SG Hambros Corporate Finance Advisory, a division of Societe
Generale, is acting for Canning in connection with the Offer and no one else and will not be responsible to anyone other than Canning for providing the protections afforded to customers of SG Hambros nor for providing advice in relation to the Offer. Societe Generale is regulated for the conduct of investment business in the United Kingdom by The Securities and Futures Authority Limited.






                               CONTENTS

                                                              Page

Summary of the Recommended Cash Offer                           3

Letter from the Chairman of Canning                             4

Letter from Lazard Brothers                                     7

APPENDICES

I:   Conditions to and Further Terms of the Offer              16

         Part 1: Conditions of the Offer                       16

         Part 2: Further terms of the Offer                    21

         Part 3: Form of Acceptance                            29

II:  Financial Information on MacDermid                        33

III: Financial Information on Canning                          51

IV:  Additional Information                                    69

V:   Definitions                                               76




















                     Summary of the Recommended Cash Offer



                           300p in cash per Canning Share

                         valuing the share capital of Canning at
            approximately Pounds 88.9 million on a fully diluted basis



The Offer represents(1)


a premium:


to the closing middle price of 154.5p per Canning Share
on 16th October, 1998(2) of                                           94.2%

to the closing middle price of 268.5p per Canning Share
on 23rd October, 1998(3) of                                           11.7%



a multiple of:


Canning's earnings per share of 20.9p for the financial year
ended 31st December, 1997 of                                          14.4x






Notes:

(1) The bases of these calculations are set out on pages 7 and 8.
(2) The last dealing day prior to the announcement by Canning that it had received a preliminary approach exploring the possibility of making a recommended offer for its entire share capital.
(3) The last dealing day prior to the announcement of the Offer.










W. Canning plc
133 Great Hampton Street
Birmingham B18 6AS

Telephone:  0121 606 8100 Website: http://www.canning.com
Facsimile: 0121 236 3320 Email: 106340.1702@compuserve.com


David H. Probert C.B.E.         Chairman
Peter J.S. Johansen             Group Finance Director
David D. O'Neill                Executive Director
Sir Peter Gadsden G.B.E., A.C.  Non-Executive Deputy Chairman
Michael A. Fearfield            Non-Executive Director


28th October, 1998


To Canning Shareholders and, for information purposes only, to option holders in the Canning Share Option Schemes.


Dear Shareholder,

Recommended Cash Offer for Canning by MacDermid UK

Introduction

On 26th October, 1998, it was announced that your Board and the Board of MacDermid (UK) Limited, a wholly owned subsidiary of MacDermid, Incorporated, had agreed the terms of a recommended cash offer, to be made by Lazard Brothers on behalf of MacDermid UK, to acquire the whole of the issued share capital of Canning not already owned by MacDermid.

I am writing to you to explain the background to the Offer and the reasons why your Board, which has been so advised by SG Hambros, considers the terms of the Offer to be fair and reasonable and, accordingly, unanimously recommends that you accept the Offer.

The Offer and its terms and conditions and certain other background information are set out in the letter from Lazard Brothers on pages 7 to 15 and in Appendix I to this document.

Terms of the Offer

The Offer by MacDermid UK is being made on the following basis:

                for each Canning Share 300p in cash

The Offer values Canning at approximately Pound 88.9 million on a fully diluted basis. In addition, Canning Shareholders will be entitled to receive the interim dividend in respect of the six months ended
30th June, 1998 of 3.85p (net) per share, resolved to be paid on 1st December, 1998 to Canning Shareholders on the Register on
23rd October, 1998.


Background to and reasons for recommending the Offer

The speciality chemicals industry has undergone a number of changes in recent years, resulting in increasing international consolidation. Canning has, to a limited extent, taken part in this process with acquisitions in the USA and joint ventures in the People's Republic of China and Japan. The low stock market rating attributed to the UK chemicals sector in general and, in particular, to companies with a small stock market capitalisation, limits Canning's ability to make substantial acquisitions.

Canning has had a business relationship with MacDermid for some
20 years and the two companies have a mutual respect for each other's technology and management.

The acquisition of Canning will enhance MacDermid's position as a leading international speciality chemicals manufacturer, operating in a number of segments of the market, and therefore providing greater opportunities for growth. In particular, it will establish one of the world's leading producers of surface finishing chemicals. It is the opinion of your Board that such opportunities for growth would not otherwise have been available to Canning as an independent company. Our employees should benefit from the greater opportunities afforded by the larger combined group.

In considering the Offer from MacDermid UK, your Board has carefully reviewed Canning's prospects as an independent company against the immediate benefits to Canning's shareholders of the return on their investment represented by the Offer.
Although current trading conditions are challenging, your Board believes that the medium term prospects for Canning are good. However, institutional investors are finding it increasingly unattractive to be investors in companies with a small stock market capitalisation.
At 300p per share, the Offer represents an exit price earnings multiple of 14.4 times based on the published earnings for the year ended
31st December, 1997 of 20.9p per share. This represents both a price earnings multiple and a price which your Board believes will be difficult to achieve under present stock market conditions and in the foreseeable future. In addition, the Offer represents a premium of approximately 94.2 per cent. to the closing price of a Canning
Share of 154.5p on 16th October, 1998, the last business day prior to the announcement of an approach. Your Board, therefore, believes that the Offer provides Canning Shareholders with an immediate opportunity to achieve fair value for their investment at an attractive premium to the recent share price.

Management and employees

The Board of MacDermid UK has given assurances to the Board of Canning that the existing employment rights, including pension rights, of all management and employees of Canning will be fully safeguarded.

Canning Share Option Schemes

MacDermid UK has confirmed that it will make appropriate proposals to optionholders under the Canning Share Option Schemes in due course once the Offer becomes or is declared unconditional in all respects.


Action to be taken

The procedure for acceptance of the Offer is set out on pages 11 to 14 of this document and in the accompanying Form of Acceptance. If you intend to accept the Offer, you should complete and return your Form of Acceptance in accordance with the instructions printed thereon, together, if your Canning Shares are in certificated form, with your share certificate and/or other document(s) of title to IRG at either of the addresses given on page 11 so as to be received as soon as possible but, in any event, no later than 3.00 p.m. on 18th November, 1998.



Recommendation

The Board of Canning, which has been so advised by SG Hambros, considers the terms of the Offer to be fair and reasonable. In providing advice to the Board of Canning, SG Hambros has taken account of the commercial assessment of the Board of Canning. Accordingly, the Board of Canning unanimously recommends that you accept the Offer, as the Directors of Canning have undertaken to do in respect of their own beneficial holdings amounting in aggregate to approximately 0.06 million Canning Shares representing approximately 0.2 per cent. of the existing issued share capital of Canning.


                                    Yours sincerely,



                                    / s / David H. Probert
                                    ----------------------------


                                     David H. Probert, C.B.E.
                                              Chairman
























LOGO



To Canning Shareholders and, for information only, to option holders in the Canning Share Option Schemes

                                             28th October, 1998

Dear Sir or Madam,

Recommended Cash Offer for Canning on behalf of MacDermid (UK) Limited

1.    Introduction

On 26th October, 1998 the Boards of MacDermid (UK) Limited, a wholly owned subsidiary of MacDermid, Incorporated, and
W. Canning plc announced that agreement had been reached on the terms of a recommended cash offer to be made by Lazard Brothers on behalf of MacDermid UK to acquire the whole of the issued share capital of Canning not already owned by MacDermid.

The Offer values the share capital of Canning at approximately Pounds 88.9 million on a fully diluted basis.

This document contains the formal Offer by Lazard Brothers, on behalf of MacDermid UK, and also contains certain other information on MacDermid, MacDermid UK and Canning.

Your attention is drawn to the letter from the Chairman of Canning on pages 4 to 6 of this document which sets out the reasons why the Directors of Canning, who have been so advised by SG Hambros, consider the terms of the Offer to be fair and reasonable and unanimously recommend you to accept the Offer.

The Directors have undertaken to accept the Offer in respect of their personal shareholdings amounting in aggregate to approximately 0.06 million Canning Shares representing approximately 0.2 per cent. of the existing issued share capital of Canning. These undertakings will cease to be binding in the event of a higher competing offer being made for Canning.

As a result of market purchases executed over the last 12 months
MacDermid is beneficially interested in 800,000 Canning Shares representing approximately 2.7 per cent. of Canning's existing issued share capital.


2.   The Offer

On behalf of MacDermid UK, Lazard Brothers hereby offers to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all of the Canning Shares not already owned by MacDermid on the following basis:





                 for each Canning Share 300p in cash

The Offer represents a premium of approximately 94.2 per cent. to the middle market price (as derived from SEDOL) of a Canning Share of 154.5p at the close of business on 16th October, 1998, the last dealing day prior to the announcement by Canning that it had received a preliminary approach exploring the possibility of making a recommended offer for its entire share capital.

The Offer of 300p per Canning Share in cash represents a premium of approximately 11.7 per cent. to the price of 268.5p which was the middle market price (as derived from SEDOL) of a Canning Share at the close of business on 23rd October, 1998, being the last dealing day before the announcement of the Offer.

The Offer represents a multiple of 10.2 times Canning's operating profit of Pounds 8.8 million for the financial year ended 31st December, 1997 (after taking account of Canning's net borrowings at 30th June, 1998 (unaudited interim figure)).

The Offer of 300p per Canning Share represents a price earnings multiple of 14.4 times the Canning earnings per share of 20.9p for the financial year ended 31st December, 1997.

The financial effects of acceptance of the Offer and the bases of these calculations are set out in paragraph 3 below.

The procedure for acceptance of the Offer is set out in paragraph 12 below. Acceptances of the Offer should be received by IRG at the address(es) detailed in the Form of Acceptance by not later than
3.00 p.m. on 18th November, 1998.

Your attention is drawn to the conditions and further terms of the Offer set out in Appendix I to this document and in the Form of Acceptance. The provisions relating to acceptance and settlement are set out on pages
11 to 14 of this document and in the Form of Acceptance.

3.    Financial effects of acceptance of the Offer

3.1   Capital Value

On the bases and assumptions set out in the notes below, for illustrative purposes only and assuming the Offer becomes or is declared unconditional in all respects, the following tables show the financial effects of acceptance of the Offer on capital value and gross income for a holder of one Canning Share:














                                                                  Notes
Cash consideration                                                300.0p
Market value of one Canning Share                     <F1>        154.5p
                                                          --------------
Increase                                                          145.5p
                                                          --------------
Representing an increase of                                 94.2 per cent.


3.2    Gross Income

                                                                 Notes
Gross income from the cash consideration              <F2>       15.8p
Gross income from one Canning Share                   <F3>       11.6p
                                                         --------------
Increase                                                          4.2p
                                                         --------------
Representing an increase of                              36.2 per cent.

Notes

<F1> The market value of one Canning Share is based on the closing middle market price of 154.5p per Canning Share as derived from SEDOL on 16th October, 1998 (the last dealing day prior to the announcement by Canning that it had received a preliminary approach exploring the possibility of making a recommended offer for its entire share capital).

<F2> Gross income on the cash consideration under the Offer has been calculated assuming that the cash is re-invested so as to yield 5.26 per cent. per annum being the FT Actuaries average gross redemption yield for medium coupon British Government Securities with maturities of five years, as published in the Financial Times on 26th October, 1998, being the latest practicable date before the posting of this document.

<F3> The gross income from one Canning Share is based on the aggregate of
<F1> the final dividend of 5.4p (net) per share in respect of the year ended
31st December, 1997, and <F2>the interim dividend of 3.85p (net) per share resolved to be paid on 1st December, 1998 to Canning Shareholders on the Register on 23rd October, 1998, together with assumed associated tax credits of 20/80ths on those dividends.














4.   Conditions to and further terms of the Offer

The Canning Shares will be acquired fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) hereafter declared, made or paid except for the interim dividend of 3.85p net, resolved to be paid on 1st December, 1998 to Canning Shareholders on the Register on 23rd October, 1998.

The conditions to and further terms of the Offer are set out in Appendix I to this document and in the accompanying Form of Acceptance.


5.     Canning Share Option Schemes

The Offer will extend to any Canning Shares issued or unconditionally allotted prior to the date on which the Offer closes (or such earlier date as MacDermid UK may determine, not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the first closing date of the Offer) as a result of the exercise of options, or other rights granted, under the15 Canning Share Option Schemes.

Appropriate proposals15 will be made in due course to participants in, or option holders under, the Canning Share Option Schemes, to the extent that options are not exercised, if the Offer becomes or is declared unconditional in all respects. Such proposals shall include the payment in respect of each Canning Share under option of the amount (if any) by which the Offer price of 300p in cash exceeds the exercise price per Canning Share under the relevant option.


6.    Management and Employees

The existing employment rights, including pension rights, of the management and employees of the Canning Group will be fully safeguarded.

MacDermid has indicated its intention to offer David Probert a position on the Board of MacDermid in the event of the Offer being declared unconditional in all respects. Terms and conditions in respect of any such appointment, however, have yet to be discussed.


7.     Reasons for the Offer

In the recent past the speciality chemicals sector has undergone a period of fundamental change as a result of consolidation. This has led to the emergence of groups which have been capable of leveraging their financial and competitive strengths through scale efficiencies in manufacturing, research and development and market reach.

The directors of MacDermid UK and Canning believe that the combination of the activities of the two groups represents a strategic opportunity to establish the enlarged group as a leader in the global speciality chemicals industry, particularly in surface finishing chemicals.



Following MacDermid's recent acquisition of Ytema AB, of Sweden, a leading surface finishing chemical supplier in the Nordic countries, and its investment in the leading metal finishing chemicals company in the Italian market, this transaction represents a further enhancement of MacDermid's position in the important international surface finishing market.

Furthermore, significant operational efficiencies are expected to be achieved from the combination of the two companies which should result in increased earnings per share for MacDermid in the first full year following the acquisition, commencing 1st April, 1999, and increasing in the years thereafter.

8.    Information on Canning

Canning is an international speciality chemicals group with world-wide operations. Its activities are divided into four main product groups:

Surface finishing - products and processes for the global surface finishing industry with emphasis on supplying advanced electro-chemical plating technologies for the automotive and building/construction markets.

Synthetic lubricants and fluids - synthetic lubricants and fluids, principally for the off-shore oil exploration and extraction industry.

Sealants and adhesives - sealants and adhesives used by automotive and industrial component manufacturers.

Additives for fuel, water and waste treatment - additives, treatments and services for the combustion, water, and waste incineration industries.

Canning's continuing operations had a turnover of Pounds 74.0 million (audited) in the year ended 31st December, 1997. In this period operating profit from continuing operations was Pounds 8.8 million (audited) and earnings per share were 20.9p (audited). At 31st December, 1997 consolidated net assets were Pounds 26.8 million (audited).

Canning's continuing operations had a turnover of Pounds 41.3 million (unaudited) in the six months to 30th June, 1998. In this period operating profitfrom continuing operations was Pounds 4.1 million (unaudited) and earnings per share were 9.7p (unaudited). At 30th June, 1998 consolidated net assets were Pounds 29.3 million (unaudited).

Canning's continuing operations, referred to above, included the results and assets of an Italian subsidiary, Levenit Chemical S.r.l. ("Levenit") which was sold on 23rd October, 1998 for Pounds 5.7 million. For the year to 31st December, 1997, Levenit generated a profit after tax of approximately Pounds 0.2 million (audited) and had net assets of Pounds 2.0 million (audited) at that date.

Further information on Canning is set out in Appendix III to this document.









9.   Information on MacDermid UK

MacDermid UK is a company recently formed for the purpose of making the Offer with financing provided by MacDermid. MacDermid UK is a wholly owned subsidiary of MacDermid.


10.   Information on MacDermid

Founded in 1922 and headquartered in Waterbury, Connecticut, USA, MacDermid is a leading world-wide manufacturer of speciality chemical processes serving the surface finishing, electronics and graphic arts industries with operating facilities in 19 countries and approximately 1,200 people employed worldwide.

As disclosed in its latest quarterly report, in the three months to 30th June, 1998 MacDermid's turnover from continuing operations was US$81.1 million (unaudited), with operating profit from continuing operations of US$14.3 million (unaudited). Earnings per share were US$0.32 (unaudited).

Further information on MacDermid is set out in Appendix II to this document.

11.    UK taxation

The comments below are a general guide only and are based on current UK tax law and practice as at the date of this document (which may change). They relate only to certain limited aspects of the tax position of Canning Shareholders who are resident or ordinarily resident in the UK for tax purposes, who hold Canning Shares as an investment (otherwise than under a personal equity plan) and who are absolute beneficial owners of their shares. This section is not intended to be, and should not be construed as, legal or tax advice to any particular Canning Shareholder.

If you are in any doubt as to your tax position you should consult an appropriate professional adviser without delay.


11.1  Taxation of capital gains

The receipt by a Canning Shareholder of cash under the Offer will constitute a disposal of Canning Shares for the purposes of UK taxation on capital gains ("CGT"). Such a disposal, or part disposal, may, depending on the Canning Shareholder's individual circumstances, give rise to a liability to CGT.


11.2  Other tax matters

Special tax provisions may apply to Canning Shareholders who have acquired or acquire their Canning Shares by exercising options under the Canning Share Option Schemes, including provisions imposing a charge to UK income tax on the exercise of options.


12.   Procedure for acceptance of the Offer




12.1   To accept the Offer

To accept the Offer, you must complete Boxes 1 and 3 and (if your Canning Shares are in CREST) Box 4, and if appropriate Box 5 and Box 6, and sign Box 2 of the Form of Acceptance in the presence of a witness who should also sign his/her name, in accordance with the instructions printed on it.

You should note that, if you hold Canning Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. Similarly, you should complete a separate Form of Acceptance for Canning Shares held in uncertificated form, but under different member account IDs, and for Canning Shares held in certificated form but under different designations.

12.2   Return of Form(s) of Acceptance

To accept the Offer, the Form of Acceptance must be completed and returned whether or not your Canning Shares are in CREST. The duly completed and signed Form of Acceptance, accompanied, if your Canning Shares are in certificated form, by your share certificate(s) and/or other document(s) of title, should be sent by post (for which purpose a reply-paid addressed envelope, for use in the UK only, is enclosed) or by hand (during normal business hours) to New Issues Department, IRG plc, P.O. Box No. 166,
Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH, or by hand
(only during normal business hours) to IRG plc, 23 Ironmonger Lane, London EC2, as soon as possible but, in any event, so as to be received by not later than 3.00 p.m. on 18th November, 1998. No acknowledgement of receipt of documents will be given.

12.3  Share certificates not readily available or lost

If your Canning Shares are in certificated form but your share certificate
(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive not later than 3.00 p.m. on 18th November, 1998 together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title.
You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter.

If you have lost your share certificate(s) and/or other document(s) of title, you should also write as soon as possible to Lloyds Bank Registrars, The Causeway, Worthing, West Sussex, BN99 6DA, requesting a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to New Issues Department, IRG plc, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH, by post or by hand (during normal business hours) or by hand (only during normal business hours) to IRG plc, 23 Ironmonger Lane, London EC2.






12.4   Canning Shares in uncertificated form (that is, in CREST)

If your Canning Shares are in uncertificated form, you should insert in Box 4 of the Form of Acceptance the participant ID and member account
ID under which such Canning Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Canning Shares in respect of which you wish to accept the Offer to an escrow balance, specifying IRG (in its capacity as a CREST participant under the IRG participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles not later than 3.00 p.m. on 18th November, 1998.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Canning Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Canning Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

(a)  number of Canning Shares to be transferred to an escrow balance;

(b) your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 4 of the Form of Acceptance;

(c) your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 4 of the Form of Acceptance;

(d) participant ID of the escrow agent (IRG, in its capacity as a CREST Receiving Agent). This is RA10;

(e) member account ID of the escrow agent. This is CANNING;

(f) Form of Acceptance reference number. This is the reference number that appears next to Box 4 on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable IRG to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this Reference Number for future reference;

(g) intended settlement date. This should be as soon as possible and in any event not later than 18th November, 1998;

(h) the Corporate Action ISIN, which is GB0001714012;

(I) the Corporate Action number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action Details in CREST; and




(j) the standard TTE delivery instruction with priority of 80.

After settlement of the TTE instruction, you will not be able to access the Canning Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Canning Shares concerned to itself in accordance with sub-paragraph 1(e) of Part 3 of Appendix I to this document.

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above.
For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, MacDermid UK may treat any number of Canning Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate
(s) to the same member account ID and participant ID (up to the amount of Canning Shares inserted or deemed to be inserted in the Form(s) of Acceptance concerned).

You should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action.
Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your Canning Shares to settle prior to 3.00 p.m. on 18th November, 1998. In this connection, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.


12.5 Deposits of Canning Shares into, and withdrawals of Canning
     Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Canning Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Canning Shares or otherwise).
Canning Shareholders who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer
(in particular, as regards delivery of share certificate(s) or other documents of title or transfers to an escrow balance as described above) prior to 3.00 p.m. on 18th November, 1998.





12.6 Validity of acceptances

Without prejudice to Appendix I to this document, MacDermid UK and Lazard Brothers reserve the right, subject to the terms of the Offer and the City Code, to treat as valid in whole or part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant transfer to escrow or (as applicable) the relevant share certificate(s) and/or other document(s) of title. The consideration payable in respect of such acceptances under the Offer will not be paid until after the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities reasonably satisfactory to MacDermid UK have been received.

12.7 Overseas Shareholders

The attention of Canning Shareholders who are citizens or residents of jurisdictions outside the UK is drawn to paragraph 6 of Part 2 of Appendix I to this document and to the relevant provisions of the Form of Acceptance. The Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan and is not capable of acceptance from within the United States, Canada, Australia or Japan. Accordingly, any acceptors who are unable to give the warranties set out in paragraph 1(c)
(1) of Part 3 of Appendix I to this document will be deemed not to have validly accepted the Offer.

Overseas shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt as to your position you should consult your professional adviser in the relevant territory without delay.

If you are in any doubt as to the procedure for acceptance, please contact IRG by telephone on 0181 639 2188 or at the address in paragraph 12.2 above. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.


12.8 Settlement

Subject to the Offer becoming or being declared unconditional in all respects, 31.8 and provided that the Form of Acceptance, share certificate(s) and/or other document(s) of title are in order, (except as provided in paragraph 6 of Part 2 of Appendix I to this document) settlement of the consideration to which any Canning Shareholder is entitled under the Offer will be effected:

(a) in the case of acceptances of the Offer received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date; or







(b) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while the Offer remains open for acceptance, within 14 days of such receipt in the following manner:

   (1)  Canning Shares in Certificated Form

    Where an acceptance relates to Canning Shares in certificated form, cheques for any cash consideration due will be despatched by first-class post (or by such other method as may be approved by the Panel). All such cash payments will be made in pounds sterling by cheque drawn on a town branch of a UK clearing bank.

   (2)  Canning Shares in Uncertificated Form (that is, in CREST)

    Where an acceptance relates to Canning Shares in uncertificated form, any cash consideration to which the accepting Canning Shareholder is entitled will be paid by means of CREST by MacDermid UK procuring the creation of an assured payment obligation in favour of the accepting Canning Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements.

    MacDermid UK reserves the right to settle all or any part of the consideration referred to in sub-paragraphs 12.8(a) and (b) above for all or any accepting Canning Shareholder(s), in the manner referred to in sub-paragraph 12.8(b)(1) above, if, for any reason, it wishes to do so.

If the Offer lapses, or does not become or is not declared unconditional in all respects, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside the United States, Canada, Australia or Japan is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder at his address outside the United States, Canada, Australia or Japan. IRG will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give 31.10
TFE instructions to CRESTCo to transfer all Canning Shares held in escrow balance and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Canning Shareholder concerned.

All documents and remittances sent by, to, or from Canning Shareholders or their appointed agents will be sent at their own risk.


13.   Further Information

Your attention is drawn to the further information in the Appendices, which form part of this document.






14.   Action to be taken

Acceptances of the Offer should be despatched as soon as possible, and, in any event, so as to be received by not later than 3.00 p.m. on 18th November, 1998.


                                     Yours faithfully,

                                  for and on behalf of
                             Lazard Brothers & Co., Limited


                     Nigel Turner                   John Wilford
                   Managing Director                 Director










































                                   Appendix I


                     Conditions to and Further Terms of the Offer

                                      PART 1

1.   Conditions

The Offer complies with the applicable rules and regulations of the London Stock Exchange and the City Code, is governed by English law and is subject to the jurisdiction of the courts of England and to the terms and conditions set out below and in the Form of Acceptance.

The Offer is subject to the following conditions:

(A) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3:00 pm on the first closing date of the Offer
   (or such later time(s) and/or date(s) as MacDermid UK may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as MacDermid UK may decide) in nominal value of Canning Shares to which the Offer relates, provided that this condition will not be satisfied unless MacDermid UK (and/or any of its wholly-owned subsidiaries) shall have acquired, or agreed to acquire, whether pursuant to the Offer or otherwise, Canning
   Shares carrying, in aggregate, more than 50 per cent. of the voting rights then normally exercisable at general meetings of Canning.

For the purposes of this condition:
  (i) Canning Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon being entered in the register of members of Canning; and

 (ii) the expression "Canning Shares to which the Offer relates" means
      (i) Canning Shares unconditionally allotted or issued on or before the date the Offer is made and (ii) Canning Shares unconditionally allotted or issued after that date but before the time at which the Offer ceases to be open for acceptance (or such earlier date, not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the first closing date of the Offer, as MacDermid UK may, subject to the City Code, decide) but excluding any Canning Shares which, on the date the Offer is made, are held or (otherwise than under such a contract as is described in s.428(5) Companies Act 1985) contracted to be acquired by MacDermid UK and/or its associates (within the meaning of s.430E Companies
      Act 1985);

(B) the Office of Fair Trading indicating, in terms satisfactory to MacDermid UK, that it is not the intention of the Secretary of State for Trade and Industry in the exercise of his powers under the Fair Trading Act 1973 to refer the proposed acquisition of Canning by MacDermid UK or any matter arising therefrom or relating thereto to the Monopolies and Mergers Commission;






(C) all filings having been made and all or any appropriate waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements
    Act 1976 and the regulations thereunder including any extensions thereof having expired, lapsed or been terminated as appropriate in each case in respect of the Offer and the proposed acquisition of any shares in, or control of, Canning by MacDermid UK;

(D) no government or governmental or quasi-governmental authority
    (whether supra-national, national, regional, local or otherwise) or statutory or regulatory or investigative body or other authority (including any anti-trust or merger control authority), court, trade agency, association, institution or professional or environmental body or (without prejudice to the generality of all the foregoing) any other person or body in any jurisdiction (each a "Relevant Authority") having decided to take, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference, or made, proposed or enacted any statute, regulation, order or decision, or taken any other steps which would or is likely to:

(i) make the Offer, or its implementation, or the proposed acquisition of any Canning Shares by MacDermid UK or any of its holding companies or any of their respective subsidiaries or subsidiary undertakings or any joint venture, partnership, firm or company in which any of them has a substantial interest (together, the "Wider MacDermid Group") or the subscription by or allotment to any member of the Wider MacDermid Group of Canning Shares or any matter arising therefrom or relating thereto, void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise, directly or indirectly, restrain, prohibit, restrict or delay the Offer, its implementation or such proposed acquisition by any member of the Wider MacDermid Group or any matter arising therefrom or relating thereto or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(ii) result in a material delay in the ability of any member of the Wider MacDermid Group, or render any member of the Wider MacDermid Group unable, to acquire all or some of the Canning Shares or other securities in Canning or require, prevent or delay a divestiture by any member of the Wider MacDermid Group of any such shares or securities;

(iii) require, prevent or delay the divestiture by MacDermid UK or any member of the Wider MacDermid Group or by Canning or any of its respective subsidiaries or subsidiary undertakings or any joint venture, partnership, firm or company in which any of them has a substantial interest (together, the "Wider Canning Group") of all or any material portion of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct all or any material portion of their respective businesses or own all or any material portion of their respective assets or properties;










(iv) impose any material limitation on the ability of MacDermid UK or any other member of the Wider MacDermid Group or of the Wider Canning Group to acquire, or to hold or exercise effectively, directly or indirectly, any rights of ownership in respect of shares or other securities
    (or the equivalent) in any member of the Wider Canning Group or to exercise management control over Canning or any other member of the Canning Group;

(v) otherwise materially and adversely affect the business or profits of any member of the Wider MacDermid Group or of the Wider Canning Group;

(vi) require any member of the Wider MacDermid Group or any member of the Wider Canning Group to acquire or offer to acquire any Canning Shares or other securities (or the equivalent) in any member of the Wider Canning Group owned by any third party;

(vii) to an extent which is material in the context of the Wider Canning Group, result in any member of the Wider Canning Group ceasing to be able to carry on business under the name under which it presently does so; or

(viii) require any member of the Wider MacDermid Group to dispose of any shares or other securities (or the equivalent) in any member of the Wider Canning Group or the Wider MacDermid Group,

    and all applicable waiting and other time periods during which any Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

(E) all necessary filings or applications in connection with the Offer or its implementation having been made, all appropriate waiting periods (including extensions thereof) in respect of the Offer or its implementation under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated and all authorisations, orders, recognitions, grants, consents, licenses, confirmations, clearances, permissions and approvals ("Authorisations") deemed necessary or appropriate for or in respect of the Offer and the proposed acquisition of any Canning Shares or other securities in, or control of, Canning by the Wider MacDermid Group, or which are necessary for any member of the Wider Canning Group to carry on its business, having been obtained in terms and in a form satisfactory to MacDermid UK from all appropriate Relevant Authorities or other bodies with whom any member of the Wider MacDermid Group or the Wider Canning Group has entered into contractual arrangements and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise unconditional and all appropriate waiting periods (including extensions thereof) under any applicable legislation and regulations of any jurisdiction having expired, lapsed or been terminated and there being no intimation or notice of an intention to revoke or not to renew any of the same having been received, in each case as may be necessary in connection with the Offer under the laws of regulations of any jurisdiction and all necessary statutory or regulatory obligations in connections with the Offer and its implementation in any relevant jurisdiction having been complied with;



(F) there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider Canning Group is a party or by or to which any such member or any of their assets is or are or may be bound, entitled or subject to any circumstance which, as a consequence of the making of the Offer or the acquisition or proposed acquisition by any member of the Wider MacDermid Group of some or all of the share capital or other securities in Canning or because of a change in control or management of Canning or otherwise is likely to result in, to an extent which is material in the context of the Wider Canning Group taken as a whole:

     (i) any monies borrowed by or other indebtedness (actual or contingent) of any member of the Wider Canning Group which is not already repayable on demand being or becoming repayable or being capable of being declared repayable immediately or prior to the stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

    (ii) the creation of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Wider Canning Group or any such security (whenever arising or having arisen) becoming enforceable;

   (iii) any such arrangement, agreement, licence, permit, franchise or other instrument, or the rights, liabilities, obligations or interests or business of any member of the Wider Canning Group under any such arrangement, agreement, licence, permit, franchise or other instrument, being terminated or adversely modified or adversely affected or any action being taken or any obligation arising thereunder;

     (iv) otherwise than in the ordinary course of business, any assets or interest of any member of the Wider Canning Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

     (v) the interest or business of any member of the Wider MacDermid Group or the Wider Canning Group in or with any person, firm, company or body (or any arrangements relating to such interest or business) being terminated or adversely modified or affected;

     (vi) any member of the Wider Canning Group ceasing to be able to carry on business under any name under which it presently does so; or

    (vii) the value of or the financial or trading position of any member of the Wider Canning Group being adversely affected;











(G) no member of the Wider Canning Group having since 31st December, 1997 (except as disclosed in the annual report and accounts of Canning for the year then ended) and unless publicly announced by delivery to the Company Announcements Office of the London Stock Exchange before 26th October, 1998 by Canning (such information being "publicly announced");

     (i) issued, agreed or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities;

    (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution;

   (iii) merged with any body corporate or acquired or disposed of, or transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments), or authorised, proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (other than in the ordinary course of business);

   (iv) issued, authorised or proposed the issue of any debentures or, to an extent which is material in the context of the Wider Canning Group, incurred or increased any indebtedness or contingent liability;

   (v) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or redeemed or reduced or made any other change to any part of its share capital;

   (vi) entered into, or materially varied, or authorised, proposed or announced its intention to enter into or materially vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term, onerous or unusual nature or magnitude;

   (vii) implemented, authorised, proposed or announced its intention to implement or enter into any reconstruction, amalgamation, commitment, scheme or other transaction or arrangement otherwise than in the ordinary course of business;

  (viii) (save for agreements entered into with Sir Peter Gadsden and Michael Fearfield on 9th January, 1998, David Probert on 30th January, 1998 (varied on 25th September, 1998), Peter Johansen on 16th February, 1998 and David O'Neill on 16th March and
         28th September, 1998) entered into or made an offer
         (which remains open for acceptance) to enter into or vary the terms of any service agreement or any other agreement or arrangement with any directors or senior executives or any connected person of any such person (within the meaning of s.346 Companies Act 1985);






    (ix) waived or compromised any claim other than in the ordinary course of business;

     (x) proposed any voluntary winding up;

    (xi) made or authorised or proposed or announced an intention to propose any change in its share or loan capital;

   (xii) entered into any contract, transaction or arrangement which is or is likely to be restrictive in a material respect on the business of any member of the Wider MacDermid Group or the Wider Canning Group;

  (xiii) made any material alteration to its Memorandum or Articles of Association or other incorporation documents; or

   (xiv) entered into or made an offer (which remains open for acceptance) to enter into an agreement or commitment or passed any resolution or announced or made any proposal with respect to any of the transactions or events referred to in this sub-paragraph (G);

(H) save as publicly announced prior to 26th October, 1998, since 31st December, 1997 and prior to the date when the Offer would otherwise become unconditional:

    (i) there having been no adverse change material in the context of the Wider Canning Group, and no other circumstances having arisen which would or are likely to result in any adverse change material in the context of the Wider Canning Group, in the business, assets, financial or trading position or profits of any member of the Wider Canning Group;

   (ii) there not having been instituted or remaining outstanding any litigation, arbitration proceedings, prosecution or other legal proceedings material in the context of the Wider Canning Group to which any member of the Wider Canning Group is a party (whether as plaintiff or defendant or otherwise) and no such proceedings having been announced or threatened against any such member and no investigation by any Relevant Authority against or in respect of any such member or the business carried on by any such member having been threatened in writing, announced, instituted, or remaining outstanding by, against or in respect of any such member;

  (iii) there having been no receiver, administrative receiver or other encumbrance appointed over any of the assets of any member of the Wider Canning Group or any analogous proceedings or steps having taken place under the laws of any jurisdiction and there having been no petition presented for the administration of any member of the Wider Canning Group or any analogous proceedings or steps taken place under the laws of any jurisdiction; and






   (iv) no contingent or other liability having arisen or having been incurred which would reasonably be expected adversely to affect any member of the Wider Canning Group to an extent which is material in the context of the Wider Canning Group;

(I) MacDermid UK not having discovered prior to the date when the Offer would otherwise become unconditional that:

   (i) any material financial or business information concerning
       Canning or the Wider Canning Group publicly disclosed at any time is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therin not misleading; or

   (ii) any member of the Wider Canning Group is subject to any material liability, contingent or otherwise, existing at 31st December, 1997, which is not disclosed in the audited accounts of Canning for the financial year ended on that date; and

(J) MacDermid UK not having discovered prior to the date when the Offer would otherwise become unconditional that:

    (i) any member of the Wider Canning Group has not complied with all material applicable legislation or regulations of any jurisdiction, with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) from any land or other asset now or previously owned, occupied or made use of by any past or present member of the Wider Canning Group which would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider Canning Group and which is material in the context of the Wider Canning Group;

   (ii) there is, or is reasonably expected to be, any liability (whether actual or contingent) which is material in the context of the Wider Canning Group to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Canning Group or in which any such member may now or previously had an interest under any environmental legislation, regulation, notice, circular or order of any Relevant Authority or third party or otherwise; or

  (iii) circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any member of the Wider Canning Group which claim or claims would be likely materially and adversely to affect any member of the Wider Canning Group.








MacDermid UK reserves the right to waive, in whole or in part, all or any of conditions (B) to (J) inclusive. If MacDermid UK is required by the Panel to make an offer for Canning Shares under the provisions of Rule 9 of the City Code, MacDermid UK may make such alterations to the above conditions, including condition (A), as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the proposed acquisition of Canning by MacDermid UK, or any matter arising therefrom or relative thereto, is referred to the Monopolies and Mergers Commission before 3.00 p.m. on the first closing date of the Offer or the time and date when the Offer becomes or is declared unconditional as to acceptances, whichever is the later.


2.  Certain further terms of the Offer

Except with the consent of the Panel, the Offer will lapse unless conditions (B) to (J) inclusive of the Offer set out above are fulfilled or, if capable of waiver, waived or, where appropriate, have been determined by MacDermid UK in its opinion to be or to remain satisfied by midnight on whichever is the later of the date which is 21 days after the first closing date of the Offer and the date on which condition
(A) is satisfied.

If the Offer lapses, the Offer will cease to be capable of further acceptance and MacDermid UK, Lazard Brothers and Canning Shareholders shall thereupon cease to be bound by prior acceptances. MacDermid UK shall be under no obligation to waive or treat as fulfilled or satisfied any of conditions (B) to (J) inclusive by a date earlier than the latest date specified above for the fulfilment or satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled or satisfied and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment or satisfaction.

The Offer is not being made, directly or indirectly, in or into, or by use of the mails, or by any means or instrumentality (including, without limitation, facsimile transmission, telex or telephone) or interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, nor is it being made in Canada, Australia or Japan and cannot be accepted by any such use, means, instrumentality or facility. Accordingly, copies of this document are not being, and must not be, mailed or otherwise distributed or sent in or from the United States, Canada, Australia or Japan. Notwithstanding the foregoing restrictions, MacDermid UK will retain the right to permit the Offer to be accepted, if in its sole discretion, it is satisfied that the transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restrictions in question.

The attention of the Canning Shareholders not resident in the United Kingdom is drawn to paragraph 6 of Part 2 of this Appendix I.
















                                     PART 2

Further terms of the Offer

The following further terms, except where the context otherwise requires, apply to the Offer. Unless the context otherwise requires, in this Appendix I and in the Form of Acceptance references to:

    (I) the "Offer becoming unconditional" shall include the Offer being declared unconditional;

   (ii) the "Offer being unconditional" shall be construed as references to the Offer becoming or being declared unconditional as to acceptances in accordance with the acceptance condition (paragraph 1(A) of Part 1 of this Appendix I), whether or not any other condition of the Offer remains to be fulfilled;

  (iii) the "acceptance condition" shall mean the condition as to acceptances set out in paragraph 1(A) of Part 1 of this Appendix I; and

   (iv) the "Offer Document" shall mean this document and any other document containing the Offer.

The Offer extends to Canning Shares unconditionally allotted or issued hereafter, but before the time at which the Offer ceases to be open for acceptance (or such earlier date, not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the first closing date of the Offer as MacDermid UK may, subject to the City Code, decide), including those unconditionally allotted or issued pursuant to the exercise of options granted under the Canning Share Option Schemes.

1.  Acceptance Period

1.1 The Offer will initially be open for acceptance until
    3.00 p.m. on 18th November, 1998. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date on which written notification of the revision is despatched to Canning Shareholders (or such other period as may be permitted by the Panel). Except with the consent of the Panel, no such written notification of revision may be made or posted after 10th December, 1998, or, if later, the date falling 14 days prior to the last date on which the Offer can become unconditional.










1.2 The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 24th December, 1998 (or any earlier time and/or date beyond which MacDermid UK has stated that the Offer will not be extended, and has not, where permitted, withdrawn such statement) nor of being kept open for acceptance after that time and/or date unless it has previously become unconditional. However, MacDermid UK reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to a later time(s) and/or date(s). Except with the consent of the Panel, MacDermid UK may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Canning Shares made after 1.00 p.m. on 24th December, 1998 (or any other time(s) and/or date(s) beyond which MacDermid UK has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement). If the latest time at which the Offer may become unconditional is extended beyond midnight on 24th December, 1998, acceptances received and purchases made in respect of which the relevant documents are received by IRG after
    1.00 p.m. on the relevant date may (except where the City Code otherwise permits) be taken into account only with the agreement of the Panel.

1.3 If the Offer becomes or is declared unconditional, the Offer will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of MacDermid UK that the Offer will remain open until further notice, then not less than 14 days' notice in writing will be given prior to the closing of the Offer to those Canning Shareholders who have not accepted the Offer.

1.4 If a competitive situation arises after MacDermid UK has given a "no increase" and/or a "no extension" statement in relation to the Offer (as determined by the Panel), MacDermid UK may (if it has specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel) withdraw such statement provided that it complies with the requirements of the City Code and in particular that:

    (i) it announces such withdrawal as soon as possible (and in any event within four business days of the announcement of the competing offer or other competitive situation) and Canning Shareholders are informed in writing thereof (or, in the case of Canning Shareholders with registered addresses outside the UK or whom MacDermid UK knows to be nominees holding Canning Shares for such persons, by announcement in the UK) at the earliest practicable opportunity; and

   (ii) any Canning Shareholders who accepted the Offer after the date of any "no increase" and/or "no extension" statement are given a right of withdrawal as described in paragraph 3 below.











1.5 MacDermid UK may (if it has reserved the right to do so at the time a statement is made) and choose not to be bound by the terms of a "no increase" and/or a "no extension" statement, if the statement would otherwise prevent the posting of an increased or improved
    Offer which is recommended for acceptance by the Board of Canning or in any other circumstances permitted by the Panel.

1.6 For the purpose of determining at any particular time whether or not the acceptance condition has been satisfied, MacDermid UK shall, unless otherwise determined by the Panel, not be bound to take into account any Canning Shares which have been unconditionally allotted or issued before such determination takes place, unless IRG on behalf of MacDermid UK has received from Canning or its agents written notice containing all relevant details of such allotment or issue (including the price thereof) before that time. Telex or facsimile transmission will not be sufficient for this purpose.

2.  Announcements

2.1 (a) By 8.30 a.m. on the business day (the "relevant day") following the day on which the Offer is due to expire or becomes or is declared unconditional or is revised or extended (as the case may be) (or such later time and date as the Panel may agree), MacDermid UK will make an appropriate announcement of the position. Such an announcement and notification will also state (unless otherwise permitted by the Panel) the total number of Canning Shares and rights over Canning Shares (as nearly as practicable):

        (a) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting in concert with MacDermid UK within the meaning of the City Code);

        (b) held by or on behalf of MacDermid UK or any person deemed to be acting in concert with it (within the meaning of the City Code) prior to the Offer Period; and

        (c) acquired or agreed to be acquired by or on behalf of MacDermid UK or any person deemed to be acting in concert with it (within the meaning of the City Code) during the Offer Period;

            and will specify the percentage of Canning Shares represented by each of these figures.

   (b) Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.30 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In computing the number of Canning Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes, subject to paragraph 5.14 below, acceptances and purchases which are not complete in all respects or which are subject to verification, save that those which could not be counted towards fulfilment of the acceptance condition under Notes 4, 5 and (if applicable) 6 of Rule 10 of the City Code shall not (except as otherwise agreed by the Panel) be included.

2.2 In this Part 2, references to the making of an announcement or the giving of notice by or on behalf of MacDermid UK include the release of an announcement by public relations consultants or by Lazard Brothers, in each case on behalf of MacDermid UK, to the press, and the delivery or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange and the delivery of any announcement to Canning Shareholders (except those with registered addresses in the United States, Canada, Australia or Japan).

3.    Rights of withdrawal

3.1 If MacDermid UK,having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (or such later time and/or date as the Panel may agree) with any of the requirements specified in paragraph 2.1 above, an accepting Canning
    Shareholder may immediately thereafter withdraw his acceptance of the Offer by written notice signed by such shareholder and received either by post or by hand (during normal business hours) by New Issues Department, IRG plc, P.O. Box No. 166, Bourne House,
    34 Beckenham Road, Beckenham, Kent BR3 4TH on behalf of MacDermid UK. Subject to paragraph 1.2 above, this right of withdrawal may be terminated not less than eight days after the relevant day by MacDermid UK confirming, if such is the case, that the Offer is still unconditional and complying with the other requirements specified in paragraph 2.1 above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1.3 above will run from the date of such confirmation and compliance.

3.2 If by 3.00 p.m. on 9th December, 1998 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, a person accepting the Offer may withdraw his acceptance by written notice received by IRG, at the address and in the manner referred to in paragraph 3.1 above, on behalf of MacDermid UK, at any time before the earlier of:

    (a) the time when the Offer becomes unconditional; and

    (b) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 1.2 above.











3.3 If a "no extension" and/or a "no increase" statement has been withdrawn after a competitive situation has arisen in accordance with paragraph 1.4 above, any Canning Shareholder who accepts the Offer after the date of such statement is made may withdraw his acceptance thereafter in the manner referred to in paragraph 3.1 above for a period of eight days after the date of posting of written notice of withdrawal of such statement to the Canning Shareholders.

3.4 Except as provided by this paragraph 3 and paragraph 4 below, acceptances and elections shall be irrevocable.

3.5 In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant person accepting the Offer (or his/their agent or attorney duly appointed in writing and evidence of whose appointment in a form reasonably satisfactory to MacDermid UK and/or Lazard Brothers is produced with the notice). Telex or facsimile transmissions or copies will not be sufficient. No notice which is postmarked in, or otherwise appears to MacDermid UK or its agents to have been sent from, the United States, Canada, Australia or Japan will be treated as valid.

4.   Revised Offer

4.1 Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised in any way (either in its terms and conditions or in the value or nature of the consideration offered or otherwise) and such revised Offer represents, on the date on which such revision is announced (on such basis as Lazard Brothers (in consultation with SG Hambros and with the Panel's consent) may consider appropriate), an improvement or no diminution in the value of the consideration of the Offer as so revised compared with the overall consideration or terms previously offered (under the Offer or otherwise), the benefit of the revised Offer shall, subject to this paragraph 4 and paragraph 6 below, be made available to any Canning Shareholder who has accepted the Offer in its original or previously revised form(s) (each a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject as provided in this paragraph 4 and paragraph 6 below, be treated as an acceptance of the Offer as so revised and shall also constitute the appointment of MacDermid UK and/or of Lazard Brothers and/or their respective Directors or agents as his agent and/or attorney with authority to accept such revised
    Offer on behalf of such Previous Acceptor and, if such revised Offer includes an alternative form or forms of consideration, to make on his behalf such elections for and/or accept such alternative form or forms32.3 of consideration on his behalf as such agent and/or attorney in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents
    (if any) as may be required to give effect to such election(s) and/or acceptance(s). In making any such election(s) and/or acceptance(s), such agent and/or attorney shall take into account the nature of any previous elections and/or acceptances made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

4.2 The powers of attorney and authorities conferred by this paragraph
    4 and any election for or acceptance of a revised Offer and/or any election(s) pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.

4.3 The deemed acceptance referred to in paragraph 4.1 above shall not apply and the authorities referred to in such paragraph shall be ineffective to the extent that a Previous Acceptor shall lodge with IRG, within 14 days of the posting of the document pursuant to which the revised Offer referred to in paragraph 4.1 above is made available to Canning Shareholders (or such later date as MacDermid UK may determine), a Form of Acceptance (or some other form issued by or on behalf of MacDermid UK) in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner.

4.4 The deemed acceptance referred to in paragraph 4.1 above shall not apply and the authorities referred to in such paragraph shall not be exercised thereunder if as a result the Previous Acceptor would (on such basis as Lazard Brothers (in consultation with SG Hambros and with the Panel's consent) may consider appropriate) thereby receive less in aggregate in consideration than he would have received as a result of acceptance of the Offer in the form in which it was originally accepted and/or elected by him or on his behalf, having regard to any previous elections originally made by him, unless such Previous Acceptor has previously agreed in writing to receive less in aggregate consideration.

4.5 MacDermid UK and Lazard Brothers reserve the right
    (subject always to paragraphs 4.3 and 4.4 above) to treat a valid acceptance of the Offer (in its original or any previously revised form(s)) which is received after the announcement or issue of the Offer in any revised form(s) as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of the alternative forms of consideration (if any), and such acceptances shall constitute an authority and request in the terms of this paragraph 4 mutatis mutandis on behalf of the relevant
    Canning Shareholder.









5.  General

5.1 Except with the consent of the Panel, the Offer will lapse unless all its conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by MacDermid UK to be or remain satisfied by midnight on 14th January, 1999 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional (whichever is the later), or such later date as MacDermid UK may, with the consent of the Panel, determine. In such a case the Offer will cease to be capable of further acceptances and Canning Shareholders and MacDermid UK and Lazard Brothers shall cease to be bound by prior acceptances.

5.2 The expression "Offer Period" when used in this document means, in relation to the Offer, the period commencing on 19th October, 1998 and ending on whichever of the following dates shall be the latest:

    (a) 18th November, 1998;

    (b) the date on which the Offer becomes unconditional; and

    (c) the date on which the Offer lapses.

5.3 Except with the consent of the Panel, settlement of the consideration to which any Canning Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which MacDermid UK or Lazard Brothers may otherwise be, or claim to be, entitled as against such Canning
    Shareholder. The consideration will (except with the consent of the Panel) be posted within 14 days of the later of the date on which the Offer becomes or is declared unconditional in all respects or the date of receipt of a valid and complete acceptance. Where the Canning Shares31.8 concerned are in certificated form, cash consideration will be settled in pounds sterling by way of cheque drawn on a branch of a UK clearing bank. Where the Canning Shares concerned are in uncertificated form, cash consideration will be paid by the creation of an assured payment obligation in favour of the accepting Canning Shareholder's payment bank in respect of the cash consideration due, in accordance with CREST assured payment arrangements within the time limits referred to in this paragraph, or if settlement through CREST is otherwise not possible for any reason (at MacDermid UK's discretion) in pounds sterling by cheque drawn as aforesaid. No consideration will be sent to an address in the United States, Canada, Australia or Japan.

5.4 The Offer is made on 28th October, 1998 and is capable of acceptance thereafter. The Offer is being made by means of this document and by means of an advertisement to be placed in the Financial Times on 29th October, 1998. Copies of this document, the Form of Acceptance and any related documents are available from IRG at the address set out in paragraph 3.1 above from that time.








5.5 The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this Offer Document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

5.6 The Offer, elections made thereunder, all acceptances made thereof or pursuant thereto, this document and the Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law.

5.7 Any reference in this document and in the Form of Acceptance to 18th November, 1998 shall, except in paragraph 5.2 above and where the context otherwise requires, be deemed, if the expiry date of the Offer is extended, to refer to the expiry date of the Offer as so extended.

5.8 Any omission to despatch this document or the Form of Acceptance or any notice required to be given under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such Canning Shareholder. Subject to the provisions of paragraph 6 below, the Offer extends to all Canning Shareholders to whom this document, the Form of Acceptance and any related documents may not be despatched or who may not receive any such documents, and such persons may collect copies of those documents from IRG.

5.9 If the Offer does not become unconditional in all respects, the Form of Acceptance and any share certificate(s) and/or other document(s) of title will be returned by MacDermid UK or its agents by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the person entitled thereto or to the person or agent whose name and address, outside the United States, Canada, Australia or Japan, is set out in the relevant box of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States, Canada, Australia or Japan.
    No such documents will be sent to an address in the United
    States, Canada, Australia or Japan.

5.10 IRG will, immediately after the lapsing of the Offer
    (or within such longer period as the Panel may permit, not exceeding
    14 days of the lapsing of the Offer), give TFE instructions to CRESTCo to transfer all Canning Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Canning Shareholder concerned.








5.11 All powers of attorney, appointment of18(c) agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Canning Shareholder concerned and are irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraphs 3 or 4 above and duly does so.

5.12 No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) and/or other document(s) of title will be given.

5.13 Without prejudice to any other provision in this Part 2 of Appendix
    I, MacDermid UK and Lazard Brothers reserve the right to treat acceptances of the Offer as valid if not entirely in order or not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title or the relevant transfer to escrow or if received by or on behalf of either of them at any place or places or in any manner determined by either of them otherwise than as set out in this document or in the Form of Acceptance.

5.14 Notwithstanding the right reserved by MacDermid UK and Lazard Brothers to treat Forms of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other documents of title, or not accompanied by the relevant transfer to escrow and except as otherwise agreed with the Panel:

    (a) an acceptance of the Offer will be counted as valid for the purposes of the acceptance condition only if the requirements of Note 4 and, if applicable,
        Note 6 of Rule 10 of the City Code are satisfied in respect of it;

    (b) a purchase of Canning Shares by MacDermid UK or its nominees (or, if MacDermid UK is required by the Panel to make an offer for Canning Shares under the provisions of Rule 9 of the City Code by a person acting in concert with MacDermid UK or its nominee) will be counted as valid for the purposes of the acceptance condition only if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it; and

    (c) the Offer will not become or be declared unconditional until IRG has issued a certificate to MacDermid UK and/or Lazard Brothers which states the number of Canning Shares in respect of which acceptances have been received which meet the requirements of Note 4 on Rule 10 of the City Code and the number of Canning Shares otherwise acquired (whether before or during the Offer Period) which meet the requirements of Note 5 on 10 of the City Code as well as the requirements, in each, if applicable, of Note 6 to Rule 10 of the City
        Code. Copies of such certificate will be sent to the Panel and SG Hambros as soon as possible after it is issued.

5.15 All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Canning Shareholders will be delivered by or sent to or from them (or their designated agents) at their own risk.

5.16 MacDermid UK and Lazard Brothers reserve the right to notify any matter (including the making of the Offer) to all or any Canning Shareholder(s) with a registered address outside the UK, or whom MacDermid UK or Lazard Brothers know to be a nominee, custodian or trustee for such persons, by announcement or paid advertisement in a daily newspaper published and circulated in the UK. In that case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such Canning Shareholders to receive or see such notice. All references in this document to notice in writing by or on behalf of MacDermid UK (other than in paragraph 3 above) be construed accordingly.

5.17 If sufficient acceptances are received and/or sufficient Canning Shares are otherwise acquired, MacDermid UK intends to apply the provisions of s.428 to s.430F of the Companies Act 1985 to acquire compulsorily any outstanding Canning Shares to which the Offer relates as defined in the acceptance condition and to apply for cancellation of Cannings' listing on the London Stock Exchange.

5.18 All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

5.19 If the Offer becomes unconditional in all respects, all mandates and other instructions or notices recorded in the records of Canning immediately before the Offer becomes so unconditional relating to holdings of Canning Shares will, unless and until revoked, continue in force. In particular, it is the intention of MacDermid that, if the Offer becomes unconditional in all respects before 1st December, 1998, it will procure payment by Canning of the interim dividend in respect of the six months ended 30th June, 1998 of 3.85p (net) per share, resolved to be paid on 1st December, 1998 to Canning Shareholders on the Register on 23rd October, 1998.

5.20 If MacDermid UK is required by the Panel to make an offer for Canning Shares under the provisions of Rule 9 of the City Code, MacDermid UK may make such alterations to the terms and conditions of the Offer as are necessary to comply with the provisions of that Rule.












5.21 In relation to any acceptance of the Offer in respect of holdings of Canning Shares which are in CREST, MacDermid UK reserves the right to make any alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise to confer on MacDermid UK or, as the case may be, the relevant Canning Shareholder the benefits and entitlements provided for under the terms of the Offer provided such alteration, addition or modification is consistent with the requirements of the City Code or is otherwise made with the consent of the Panel.

6.   Overseas shareholders

6.1 The making of the Offer in, or to citizens or nationals of, jurisdictions outside the United Kingdom or who are nominees, trustees or custodians or guardians for citizens, residents or nationals of other countries ("overseas shareholders") may be prohibited or affected by the laws of the relevant jurisdiction.
    Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholders wishing to accept the Offer to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. MacDermid UK, MacDermid and Lazard Brothers (and any person acting on their behalf) shall be entitled to be fully indemnified and held harmless by such overseas shareholders for any such issue, transfer or other taxes or duties as MacDermid UK, MacDermid or Lazard Brothers (or any person acting on their behalf) may be required to pay.

6.2 In particular, the Offer is not being made, directly or indirectly in or into, or by use of the mails of or by any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan. The Offer cannot be accepted by any such use, means, instrumentality or facility from or within the United States, Canada, Australia or Japan. Copies of this document and the Form of Acceptance and any related offering documents are not being and must not be distributed or sent in, into or from the United States, Canada, Australia or Japan including, without limitation, to Canning Shareholders with registered addresses in the United States, Canada, Australia or Japan or to nominees, custodians or trustees holding Canning Shares for such persons. Persons receiving such documents (including, without limitation nominees, custodians and trustees) must not distribute or send them in, into or from the United States, Canada, Australia or Japan or use the United States, Canada, Australia or Japan mails or any such means, instrumentality or facility for any purpose directly or indirectly related to acceptance of the Offer and doing so will render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the United States, Canadian, Australian or Japanese




    mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer.

    Envelopes containing Forms of Acceptance should not be postmarked in the United States, Canada, Australia or Japan or otherwise sent from the United States, Canada, Australia or Japan and all acceptors must provide addresses outside the United States, Canada, Australia or Japan for the receipt of the consideration or Canning share certificates or for the return of the Form of Acceptance, and/or other documents of title.

6.3 A Canning Shareholder will, subject to paragraph 6.7 below, be deemed not to have validly accepted the Offer if:

    (a) he puts "No" in Box 5 of the Form of Acceptance and thereby does not give the representation and warranty set out in sub-paragraph 1(c)(1) of Part 3 of this Appendix I to the effect that he has not received or sent copies of this document, the Form of Acceptance or any related offering documents in, into or from the United States, Canada, Australia or Japan and has not otherwise utilised in connection with the Offer, directly or or indirectly, the use of mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan;

    (b) having completed Box 3 of the Form of Acceptance with a registered address in the United States, Canada, Australia or Japan he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent;

    (c) he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; or

    (d) in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to MacDermid UK or its agents to have been sent from, the United States, Canada, Australia or Japan.

    MacDermid UK reserves the right, in its sole discretion, to investigate, in relation to any acceptance whether the representation and warranty set out in sub-paragraph 1(c)(1) of Part 3 of this Appendix I could have been truthfully given by the relevant
    Canning Shareholder and, if MacDermid UK cannot satisfy itself that such representation and warranty was true and correct, such acceptance shall not be valid.






6.4 If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including without limitation, nominees, custodians or trustees), whether pursuant to a contractual or legal obligation or otherwise, sends, forwards or otherwise distributes this document, the relevant Form of Acceptance or any related offering documents, in, into or from the United
    States, Canada, Australia or Japan or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan in connection with such action, such person should:

    (a) inform the recipient of such fact;

    (b) explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

    (c) draw the attention of the recipient to this paragraph 6.

6.5 Unless otherwise stated, for the purposes of this document and any related document, "US person" means: any natural person resident in the United States; any partnership or corporation organised or incorporated under the laws of the United States; any estate of which any executor or administrator is a US person; any trust of which any trustee is a US person; any agency or branch of a foreign entity located in the United States; any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a US person;
    any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organised, incorporated or (if an individual) resident in the United States; and any partnership or corporation if: (a) organised or incorporated under the laws of any foreign jurisdiction and (b) formed by a US person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organised or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under such Act) who are not natural persons, estates or trusts.

6.6 Notwithstanding the previous paragraph, the following are not "US persons": any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-US person by a dealer or other professional fiduciary organised, incorporated or (if an individual) resident in the United States;
    any estate of which any professional fiduciary acting as an executor or administrator is a US person if (i) an executor or an administrator of the estate who is not a US person has sole or shared investment discretion with respect to the assets of the estate and (ii) the estate is governed by foreign law; any trust of which any professional fiduciary acting as trustee is a US person if a trustee who is not a US person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust
    (and no settlor if the trust is revocable) is a US person; an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country; any agency or branch of a US person located outside the United States if (i) the agency or branch operates for valid business reasons and (ii) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; or the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organisations, their agencies, affiliates and pension plans.


6.7 Notwithstanding the restrictions described above, MacDermid UK will retain the right to permit the Offer to be accepted if in its sole discretion, it is satisfied that the transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restriction in question.

6.8 Notwithstanding the foregoing, the provisions of this paragraph 6 and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Canning
    Shareholders or on a general basis by MacDermid UK in its absolute discretion, provided such waiver, variation or modification is consistent with the requirements of the City Code or is otherwise made with the consent of the Panel.


6.9 References in this paragraph 6 to a Canning Shareholder include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 6 shall apply to them jointly and severally. Subject as aforesaid the provisions of this paragraph 6 supersede any terms of the Offer which are inconsistent herewith.


Overseas shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position you should consult your professional adviser in the relevant territory.



















                                        PART 3

Form of Acceptance

1. Each Canning Shareholder by whom, or on whose behalf, the Form of Acceptance is executed and received by IRG or by or on behalf of MacDermid UK or Lazard Brothers, irrevocably undertakes, represents, warrants and agrees to and with MacDermid UK, MacDermid, Lazard
   Brothers and IRG (in its capacity as escrow agent) so as to bind him and his personal representatives, heirs, successors and assigns that:

  (a) the execution of the Form of Acceptance whether or not any boxes are completed shall constitute:

      (1) subject to paragraph 6 of Part 2 of this Appendix I, an acceptance of the Offer in respect of the number of Canning Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance;

      (2) an undertaking to execute any further documents and give any further assurances which may be reasonably required to enable MacDermid UK to obtain the full benefit of the terms of this Part 3 and/or to perfect any authorities expressed to be given hereunder; and

      (3) a representation and warranty that he is the beneficial owner of the number of Canning Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance or, if he is not, that he has sole investment discretion with respect to such Canning Shares, on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject to paragraph 3 and paragraph 4 of Part 2 of this Appendix I, such acceptance and/or election shall be irrevocable;

  (b) the Canning Shares in respect of which the Offer is accepted or deemed to be accepted are sold fully paid and free from all liens, equities, charges, encumbrances and other third party interests of any nature whatsoever and together with all rights now or hereafter attaching thereto (including the right to all dividends and other distributions declared, made or paid except for the interim dividend of
      3.85 pence net resolved to be paid on 1st December, 1998 to Canning Shareholders on the Register on 23rd October, 1998).

  (c) (1) unless "No" is put in Box 5 of the Form of Acceptance, such shareholder has not received or sent copies or originals of this document, the Form of Acceptance or any related offering documents (directly or indirectly) in, into or from the United States, Canada, Australia or Japan or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirements of such jurisdiction, and has not otherwise utilised in connection with the Offer, directly or indirectly, the use of mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan and such shareholder was outside the United States, Canada, Australia and Japan when the Form of Acceptance was sent and at the time of accepting the Offer, and is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside the United States, Canada, Australia and Japan; and

      (2) if such accepting Canning Shareholder is not resident in the UK he has observed the laws of all relevant territories, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes due from him, in connection with such acceptance, in any territory and that he has not taken or omitted to take any action which will or may result in MacDermid UK, Lazard Brothers or any other person acting in breach of the legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof;

  (d) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms, and to the relevant accepting Canning Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of each of MacDermid UK and/or of Lazard Brothers and/or any of their respective Directors or agents as such Canning Shareholder's agent and/or attorney and an irrevocable instruction to the agent and/or attorney to complete and execute all or any form(s) of transfer and/or other document(s) whatsoever at the agent and/or attorney's discretion in relation to the Canning Shares referred to in paragraph 1(a) above in respect of which an accepting Canning Shareholder has not validly withdrawn his acceptance (the "Acceptance Shares") in favour of MacDermid
      UK or such other person(s) as MacDermid UK or its agents may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the agent and/or attorney together with the share certificate(s) and/or other document(s) of title relating to such Acceptance Shares for registration within six months of the Offer becoming unconditional in all respects and to execute all such other documents and do all such other acts and things as may, in the opinion of such agent and/or attorney, be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in MacDermid UK or its nominee(s) the Acceptance Shares;

  (e) the execution of the Form of Acceptance and its delivery to IRG constitutes the irrevocable appointment of IRG as such Canning Shareholder's agent and/or attorney and an irrevocable instruction and authority to the agent and/or attorney, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting






      Canning Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or person as MacDermid UK or its agents may direct) by means of CREST all or any of the Relevant Canning Shares (not exceeding the number of Canning Shares in respect of which the Offer is accepted or deemed to be accepted) and, if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant Canning Shares to the original available balance of the accepting Canning Shareholders.

      "Relevant Canning Shares" means Canning Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have not been effected pursuant to the procedures described in paragraph 12.4 of the letter from Lazard Brothers contained in this document and where the transfer(s) to escrow was or were made in respect of Canning Shares held under the same member account
      ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance reference number, or a Form of Acceptance reference number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

  (f) the execution of the Form of Acceptance and its delivery to IRG constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Canning Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

      (1) subject to the provisions of paragraph 6 of Part 2 of this Appendix I to Canning or its agents to procure registration of the transfer of the Acceptance Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Lazard Brothers or as it may direct;

      (2) subject to the provisions of paragraph 6 of Part 2 of this Appendix I if the Canning Shares concerned are in certificated form, to MacDermid UK and Lazard Brothers or their respective agents to procure the despatch by post (or such other method as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank for any cash consideration to which such Canning Shareholder is entitled at the risk of such holder, to the person or agent whose name and address (outside the United States, Canada, Australia and Japan) is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder set out in Box 3 of the Form of Acceptance with an address outside the United States, Canada, Australia or Japan; and









      (3) if the Canning Shares concerned are in uncertificated form, to MacDermid UK and Lazard Brothers or their respective agents to procure the creation of an assured payment obligation in favour of the Canning Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which such shareholder is entitled, provided that MacDermid UK may (if, for any reason it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post, and if the Canning Shareholder concerned is a CREST member whose registered address is in the United States, Canada, Australia or Japan, any cash consideration to which the Canning Shareholder is entitled shall be paid by cheque despatched by post, and in either of such cases sub-paragraph 1(f)(2) above shall apply;

  (g) the execution of the Form of Acceptance and its delivery to IRG constitutes a separate authority to any Director of MacDermid UK and/or any Director of Lazard Brothers and/or their respective agents within the terms of paragraph 4 of
      Part 2 of this Appendix I in respect of the Acceptance Shares and an authority to such person or persons to execute any further documents and give any further assurance which may be required in connection with the foregoing;

  (h) after the Offer18 becomes unconditional in all respects (or if the Offer would become unconditional in all respects or lapse immediately upon the outcome of the resolution in question) and in such other circumstances as MacDermid UK may request and the Panel may permit and pending registration, in respect of Canning Shares in respect of which the Offer has been accepted, or is deemed to be accepted, which acceptance has not been validly withdrawn, and which have not been registered in the name of MacDermid UK or as it may direct:

      (1) MacDermid UK or its agents shall be entitled to direct the exercise of any votes and any and all other rights and privileges attaching to such Acceptance Shares, including the right to requisition the convening of a general meeting or separate class meeting of Canning;

      (2) Canning be authorised by the holder of Acceptance Shares to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a Canning Shareholder (including any share certificate or other document(s) of title issued as a result of a conversion of such Canning Shares into certificated form) to MacDermid UK at its registered office;

      (3) MacDermid UK or its agents irrevocably be authorised by such holder of Acceptance Shares to sign any consent to short notice of a general meeting or separate class meeting on his behalf and/or to execute a form of proxy in respect of such Acceptance Shares appointing any person determined by MacDermid UK to attend general meetings and separate class meetings of Canning or its members or any of them (and any adjournment thereof) and to exercise the votes attaching to such Acceptance Shares on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

      (4) the execution and delivery of the Form of Acceptance by a Canning Shareholder will also constitute the agreement of such Canning Shareholder not to exercise any of such rights without the consent of MacDermid UK, and the irrevocable undertaking of such Canning Shareholder not, without MacDermid UK's consent, to appoint a proxy or corporate representative for or to attend any such general meetings or separate class meetings of Canning;

  (I) he will deliver to IRG at the address set out in paragraph
      3.1 of Part 2 of this Appendix I, his share certificate(s) and/or other document(s) of title in respect of the Acceptance Shares in certificated form, or an indemnity acceptable to MacDermid
      UK in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

  (j) he will take (or procure to be taken) the action set out in paragraph 12.4 of the letter from Lazard Brothers contained in this document to transfer all Canning Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

  (k) if, for any reason, any Canning Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 12.4 of the letter from Lazard Brothers contained in this document are converted to certificated form, he will (without prejudice to sub-paragraph 1(i) above) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Canning Shares as so converted to IRG at the address referred to in paragraph 3.1 of Part 2 of this Appendix I or to MacDermid UK at its registered office or as MacDermid UK or its agent may direct;

  (l) the creation of an assured payment obligation in favour of its payment bank in accordance with the CREST assured payments arrangements as referred to in sub-paragraph 1(f)(3) above shall, to the extent of the obligations so created, discharge in full any obligation of MacDermid UK and/or Lazard Brothers to pay him the cash consideration to which he is entitled pursuant to the Offer;

  (m) the terms and conditions of this Offer shall be deemed to be incorporated in, and form part of, the Form of Acceptance, which shall be read and construed accordingly;




  (n) if he accepts the Offer and does not validly withdraw such acceptance, he shall do all such acts and things as in the opinion of MacDermid UK shall be reasonably necessary or expedient to vest in MacDermid UK or its nominee(s) the Acceptance Shares; and all such acts and things as may be necessary or expedient to enable IRG to perform its functions as escrow agent for the purposes of the Offer;

  (o) he agrees to ratify each and every act or thing which may lawfully or properly be done or effected by MacDermid UK or by Lazard Brothers or by IRG or their respective Directors, agents or attorneys or by Canning or its agents, as the case may be, in the proper exercise of any of his powers and/or authorities hereunder (and to indemnify each such person against any losses arising therefrom);

  (p) if any provision of this Part 3 shall be unenforceable or invalid or shall not operate so as to afford MacDermid UK and Lazard Brothers or IRG and/or their respective
      Directors or agents the full benefit of the authorities and powers of attorney expressed to be given in this Appendix I, he shall with all practicable speed do all such acts and things and execute all such documents as may be required to enable MacDermid UK and/or Lazard Brothers or IRG and/or any of their respective Directors or agents to secure the full benefits of such authorities and powers of attorney; and

  (q) the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of MacDermid UK and/or Lazard Brothers and/or any of their respective Directors or agents to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or any court of competent jurisdiction.

2. References in this Part 3 to a Canning Shareholder shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this
   Part 3 shall apply to them jointly and severally. On execution the Form of Acceptance shall take effect as a deed.














                                   Appendix II

                        Financial Information on MacDermid

1. Nature of financial information

The financial information for the three years ended 31st March, 1998 relating to MacDermid contained in this section of the document has been extracted from the audited financial statements of MacDermid for each of these years contained in MacDermid's Annual Report on Form 10-K (the "Form 10-K") filed with the United States Securities and Exchange Commission ("SEC") under the U.S. Securities Exchange Act of 1934 as amended (the
"Exchange Act"). The financial information for the three months ended
30th June, 1998 has been extracted from the unaudited financial statements of MacDermid for that period contained in MacDermid's Quarterly Report on Form 10-Q for the quarter ended 30th June, 1998 (the "Form 10-Q") filed with the SEC under the Exchange Act. The financial information for the three months ended 30th September, 1998 has been extracted from a press release made by MacDermid on 16th October, 1998 containing unaudited condensed financial information. MacDermid accounting policies conform to US GAAP. Additional financial and other information for MacDermid can be obtained from reports filed with the SEC pursuant to the Exchange Act. Save for the financial information for the three months ended 30th September, 1998, the information contained herein should be read in its entirety by reference to MacDermid's Annual
Report on Form 10-K for the year ended 31st March, 1998 and MacDermid's Quarterly Report on Form 10-Q for the quarter ended
30th June, 1998. MacDermid's reports can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450
Fifth Street, N.W. Washington D.C. 20549, USA and at the following
Regional Offices of the SEC: 7 World Trade Centre, Suite 1300, New York,
NY 10048, USA; and 500 West Madison Street, Suite 1400, Chicago,
IL 60661, USA. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, USA at prescribed rates. Such material should also be available on line at the SEC Web site (http://www.sec.gov).
In addition, such material may be inspected and copied at the offices of the New York Stock Exchange, 11 Wall Street, New York, NY 10005,
USA. Copies of such material can also be obtained by writing to MacDermid, 245 Freight Street, Waterbury, Connecticut 06702, USA.



















2. Consolidated statements of earnings

The following is a summary of the consolidated statements of earnings of MacDermid for the three financial years ended 31st March, 1998:

                                         Years ended 31st March,
                                   -----------------------------------
                                        1998        1997        1996
                                        $000        $000        $000
                                     ---------   ---------   ---------
Net sales                             314,058     293,720     235,891
Cost of sales                        (152,189)   (144,281)   (119,812)
                                     ---------   ---------   ---------
Gross profit                          161,869     149,439     116,079
Selling, technical and administrative
expenses                             (106,264)   (102,728)    (86,978)
                                     ---------   ---------   ---------
Operating profit                       55,605      46,711      29,101

Other income/(expenses):
Interest income                           655         666         430
Interest expense                       (7,758)     (7,277)     (4,435)
Miscellaneous, net                       (396)     (1,383)     (1,475)
                                     ---------   ---------   ---------
                                       (7,499)     (7,994)     (5,480)
                                     ---------   ---------   ---------
Earnings before income taxes           48,106      38,717      23,621
Income taxes (note 6.5)               (17,309)    (14,871)     (9,826)
                                     ---------   ---------   ---------
Net earnings                           30,797      23,846      13,795
Preferred dividends                      (309)     (1,836)       (600)
                                     ---------   ---------   ---------
Net earnings available for common
shareholders                           30,488      22,010      13,195
                                     =========   =========   =========
Net earnings per common share (note 6.1)   ($)         ($)         ($)
Basic                                    1.22        0.89        0.53
Diluted                                  1.20        0.85        0.50
                                     =========   =========   =========
Weighted average number of common
shares outstanding
    (note 6.1):                        (Number)    (Number)    (Number)
Basic                                24,976,931  24,735,191  25,075,406
Diluted                              25,483,844  25,912,677  26,383,844
                                     ========== =========== ===========










3. Consolidated balance sheet

The following is a summary of the consolidated balance sheet of MacDermid at 31st March, 1998:

                                             31st March,
                                               1998
                                              $000
                                           -----------
Assets
Current assets
Cash and equivalents                          3,549
Accounts receivable, less allowance for
doubtful receivables of $3,598,000           72,675
Inventories (note 6.2)                       49,639
Prepaid expenses                              2,255
Deferred income taxes (note 6.5)              3,970
                                           --------
Total current assets                        132,088
                                           --------
Property, plant and equipment, at cost:
Land and improvements                         3,798
Buildings and improvements                   33,655
Machinery, equipment and fixtures            50,340
                                           --------
                                             87,793
Less accumulated depreciation and
amortisation                                (44,847)
                                           --------
Net property, plant and equipment            42,946
                                           --------
Goodwill, net of accumulated
amortisation of $9,495,000                   87,856
Other assets, net                            37,370
                                           --------
                                            300,260
                                           ========
Liabilities and shareholders' equity

Current liabilities:
Notes payable (note 6.3)                      9,962
Current installments of long-term
obligations (note 6.7)                       12,442
Accounts payable                             24,603
Dividends payable                               502
Accrued compensation                         10,103
Accrued expenses, other                      22,681
Income taxes (note 6.5)                       5,710
                                           --------
Total current liabilities                    86,003
                                           --------
Long-term obligations (note 6.7)            103,983
Accrued postretirement benefits, less
 current portion (note 6.4)                   4,291
Deferred income taxes (note 6.5)                345
Minority interest in subsidiary                  93
Preferred stock-6 per cent. redeemable
series A (no par) (note 6.8)                     -
Shareholders' equity (note 6.9):
Common stock. Authorised 75,000,000
shares; Issued 39,265,488 shares at stated
value of $1.00 per share                     39,265
Retained earnings                           124,043
Equity adjustment from foreign
currency translation                         (3,160)
Less cost of 14,169,582 common
shares in treasury                          (54,603)
                                           --------
Total shareholders' equity                  105,545
                                           --------
Contingencies and commitments
(notes 6.1, 6.10 and 6.11)
                                            300,260
                                           ========


4. Consolidated statements of cash flows



The following is a summary of the consolidated statements of cash flows of MacDermid for the three years ended 31st March, 1998:

                                            Year ended 31st March,
                                       ------------------------------
                                          1998      1997       1996
                                          $000      $000       $000
                                       --------- --------- ----------
Cash flows from operating activities:
Net earnings                             30,488    22,010     13,195
Adjustments to reconcile net earnings
to net cash provided by
operating activities:
Depreciation                              5,832     5,463      4,525
Amortisation of goodwill and other
 intangible assets                        5,410     4,787      3,307
Provision for bad debts                     817       547      1,793
Deferred income taxes                     2,004      (184)       226
Changes in assets and liabilities
net of effects from
acquisitions and dispositions:
Decrease/(increase) in receivables      (11,689)    2,373     (3,792)
Decrease/(increase) in inventories       (8,434)   (2,955)      (654)
Decrease/(increase) in prepaid expenses     (85)      669       (789)
Increase/(decrease) in accounts payable   4,071     1,624     (1,791)
Increase/(decrease) in accrued expenses  10,442     4,563      5,059
Increase/(decrease) in income tax
 liabilities                               (690)      768        555
Other                                    (2,831)   (2,228)    (4,141)
                                       --------- --------- ----------
Net cash flows provided by operating
activities                               35,335    37,437     17,493
                                       --------- --------- ----------
Cash flows from investing activities:
Capital expenditures                     (8,342)   (6,914)    (4,303)
Proceeds from disposition of fixed
 assets                                     665       871        630
Acquisitions of businesses
(disposition in 1997)                   (25,130)      637   (104,100)
                                       --------- --------- ----------
Net cash flows used in investing
activities                              (32,807)   (5,406)  (107,773)
                                       -------- --------- ----------
Cash flows from financing activities:
Short-term borrowings (net)               1,443     4,459      4,458
Long-term borrowings                     53,622     2,000    112,500
Long-term repayments                    (20,062)  (30,775)   (23,690)
Preferred stock redemption              (32,745)        -          -
Exercise of stock options                 1,690       958        659
Acquisition of treasury stock
(note 6.9)                               (7,196)   (8,970)      (685)
Dividends paid                           (1,752)   (1,641)    (1,674)
                                       --------- --------- ----------
Net cash flows provided by/(used in)
financing activities                     (5,000)  (33,969)    91,568
                                       ---------- --------- ----------
Effect of exchange rate changes on
 cash and equivalents                      (509)     (365)       (85)
                                       ---------- --------- ----------
Net increase/(decrease) in cash
and cash equivalents                     (2,981)   (2,303)     1,203
Cash and cash equivalents at
beginning of year                         6,530     8,833      7,630
                                       --------- --------- ----------
Cash and cash equivalents at
end of year                               3,549     6,530      8,833
                                       ======== ========= ==========
Cash paid for interest                    7,551     7,106      4,534
                                       -------- --------- ----------
Cash paid for income taxes               11,552    15,391      7,198
                                       -------- --------- ----------

Supplemental disclosure of non-cash financing activities:

During fiscal 1996 MacDermid Imaging Technology, Inc. issued unregistered 6 per cent. redeemable Series A preferred stock for $30,000,000.
Preferred stock issued as dividends in kind valued at $309,000, $1,836,000 and $600,000 were issued in 1998, 1997 and 1996, respectively.
During fiscal 1998 MacDermid redeemed all of the shares of the Series A preferred stock for $32,745,000.











5. Consolidated statements of changes in shareholders' equity

Shareholders' equity (note 6.9)
                          Shares                Year ended 31st March,
                 ------------------------------- --------- --------- --------
                    1998       1997      1996     1998      1997      1996
                   Number     Number    Number    $000      $000      $000
                 --------  ---------- ---------- --------- --------- --------
Common stock:
Balance-beginning
of year        12,800,339   4,200,178 4,136,080   12,800     4,200     4,136
Shares issued-
stock options     239,956      59,870    42,268      240        59        42
Shares issued-
stock awards       48,201       7,787    21,830       48         8        22
Three-for-one
stock split    26,176,992   8,532,504       -     26,177     8,533        -
               ----------  ---------- ---------- -------- --------- ---------
Balance-end
of year        39,265,488  12,800,339 4,200,178   39,265    12,800     4,200
               ----------  ---------- ---------- -------- --------- --------
Additional paid in capital:
Balance-beginning
 of year                                             959     3,456     1,676
Stock options                                      1,999     1,595       946
Stock awards                                       1,273       670       704
Tax benefit from stock options
exercised                                          3,621       444       130
Three-for-one stock split                         (7,852)   (5,206)        -
                                                 -------- --------- ---------
Balance-end of year                                    -       959     3,456
                                                 -------- --------- ---------
Retained earnings:
Balance-beginning of year                        113,632    95,564    84,043
Net earnings                                      30,488    22,010    13,195
Cash dividends (1998: $0.07 per share,
1997 and 1996: $0.0667 per share)                 (1,752)   (1,641)   (1,674)
Change in subsidiary fiscal year                       -     1,026         -
Three-for-one stock split                        (18,325)   (3,327)        -
                                                 -------- --------- ---------
Balance-end of year                              124,043   113,632    95,564
                                                 ------- --------- ---------
Equity adjustment from foreign currency
translation:
Balance-beginning of year                             74     1,034     1,551
Translation adjustment                            (3,234)     (960)     (517)
                                                 ------- --------- ---------
Balance-end of year                               (3,160)       74     1,034
                                                 ------- --------- ---------











Treasury stock:
Balance-beginning of year                        (47,407)  (38,437)  (37,752)
Shares acquired (1998: 330,024; 1997:
1,186,035; 1996: 111,600)                         (7,196)   (8,970)     (685)
                                                 ------- --------- ---------
Balance-end of year                              (54,603)  (47,407)  (38,437)
                                                 ------- --------- ---------
Total shareholders' equity                       105,545    80,058    65,817
                                                 ======= ========= =========

6.  Notes to the consolidated financial statements

6.1 Summary Of Significant Accounting Policies

(a) Principles of Consolidation. The accompanying consolidated financial statements include the accounts of MacDermid and its domestic and foreign subsidiaries. Certain foreign subsidiaries were in previous years, for practical purposes, included on a calendar year basis. For those subsidiaries the fiscal year end was changed to coincide with the parent corporation, beginning with fiscal year 1997. The results of the quarter ended 31st March, 1996, were credited directly to retained earnings to effect this changeover. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents. For the purpose of the consolidated statements of cash flows, MacDermid considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

(d) Inventories. Inventories are stated at the lower of cost (average moving cost) or replacement market.

(e) Property, Plant and Equipment. Property, plant and equipment are stated at cost. Depreciation and amortisation of property, plant and equipment are provided over the estimated useful lives of the respective assets, principally on the straight-line basis. Expenditures for maintenance and repairs are charged directly to expense; renewals and betterments, which significantly extend the useful lives, in general are capitalized. Costs and accumulated depreciation and amortisation on assets retired or disposed of are removed from the accounts and the gains or losses resulting therefrom, if any, are credited or charged to earnings.








(f) Intangible Assets. Goodwill is amortised over its estimated period of benefit on a straight line basis; other intangible assets are amortised on an appropriate basis over their estimated useful lives. Accumulated amortisation of goodwill was $9,495,000 and $5,538,000 at 31st March, 1998 and 1997, respectively. No amortisation period currently exceeds 25 years. MacDermid evaluates the carrying value of intangible assets at each balance sheet date to determine if impairment exists based upon estimated undiscounted future cash flows. The impairment, if any, is measured by the difference between the carrying value and estimated fair value and charged to expense in the period identified.

(g) Employee Benefits. MacDermid sponsors a variety of employee benefit programs, most of which are non-contributory.

Retirement. Pension, profit sharing and other retirement plans generally are non-contributory and cover substantially all employees. Domestically, MacDermid funds a defined benefit pension plan. The projected unit credit actuarial method is used for financial reporting purposes. In addition, MacDermid contributes to profit sharing and employee stock ownership plans which provide retirement benefits based upon amounts credited to employee accounts within the plans. MacDermid's funding policy for qualified plans is consistent with federal or other regulations and customarily equals the amount deducted for income tax purposes. Foreign subsidiaries contribute to plans which may be administered privately or by government agencies in accordance with local regulations.

Postretirement. MacDermid currently has accrued postretirement health care benefits for most US employees. The postretirement health care plan is unfunded.

Postemployment. MacDermid currently accrues for postemployment disability benefits to employees meeting specified service requirements. The postemployment benefits plan is unfunded.

(h)Fair Value of Financial Instruments. Statement of Financial Accounting Standards No. 107 requires that reporting entities provide, to the extent practicable, the fair value of financial instruments, both assets and liabilities. The carrying amounts of MacDermid's current financial instruments approximate fair value because of the short maturity of those instruments. The carrying amounts of other financial instruments approximate fair value due to the interest rate at year end approximating that for similar instruments.

Interest rate swap agreements are employed by MacDermid to optimise borrowing costs by reducing exposure of possible future changes in interest rates. Net receipts or payments on the swap are accrued and recognised as adjustments to interest expense. The estimated fair value of these financial instruments at 31st March, 1998 is $315,000 based on the quoted market price from the bank holding the instruments.


(i) Foreign Operations. The balance sheet accounts of foreign subsidiaries are translated into US dollars at year-end rates of exchange while revenue and expense accounts are translated at weighted average rates in effect during the periods. Translation of the balance sheets resulted in a decrease in equity of $3,234,000 in 1998, $960,000 in 1997 and $517,000 in 1996. Gains and losses on foreign currency transactions are included in the consolidated statements of earnings.

(j) Research and Development. Research and development costs, charged to expenses as incurred, were $12,028,000, $10,850,000 and $10,042,000 in 1998, 1997 and 1996, respectively.

(k) Income Taxes. The provision for income taxes includes Federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. No provision for deferred income taxes is made with respect to equity adjustments from foreign currency translation or to undistributed earnings of subsidiaries which, in management's opinion, will be permanently reinvested or repatriated at a minimal tax cost to MacDermid. Foreign tax credits are recorded as a reduction of the provision for Federal income taxes in the year realised.

(l) Stock-based Plans. Effective 1st April, 1996 MacDermid adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS123). Pro forma net income and per share amounts are presented in the Employee Stock Incentive Plans note as if the alternative fair value method of accounting provided for under SFAS123 had been applied to options granted after 31st March, 1995.

(m) Common Share Data. Effective 1st October, 1997 MacDermid adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Under SFAS128 the presentation of primary and fully diluted earnings per share is replaced by basic and diluted earnings per share. Comparative references to earnings per common share (EPS) and weighted average common shares outstanding have been restated to reflect the adoption of SFAS128. EPS is calculated based upon net earnings available for common shareholders after deduction for preferred dividends. The computation of basic EPS is based upon the weighted average number of common shares outstanding during the period. Diluted EPS is computed based upon the weighted average number of common shares outstanding plus the effect of all dilutive contingently issuable common shares from stock options and stock awards that were outstanding during the period.

In addition, net earnings per common share, dividend amounts declared and share market price have been restated to give retroactive effect to three-for-one stock splits as of 6th February, 1998 and 15th November, 1996.

(n) Recent Accounting Standards. Effective 1st October, 1997 MacDermid adopted Statement of Financial Accounting Standards No. 129, Disclosure of Information About Capital Structure (SFAS 129). The information required by SFAS129 can be found on the Consolidated Statements of Changes in Shareholders' Equity and in notes to the Consolidated Financial Statements Number 6.4, Number 6.8 and Number 6.9.








In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130) and Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). In February, 1998, the FASB issued Statement of Financial Accounting Standards No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits (SFAS 132). The aforementioned standards will require additional financial statement disclosure for all periods presented, but will not impact reported financial position or results of operations. MacDermid is currently evaluating the impact of these standards which are effective beginning fiscal 1999 and are not expected to have a material effect to the financial statements.

(o) Acquisitions. In fiscal 1998 there were several minor acquisitions, the most significant were: The Board Fabrication Division of National Starch and Chemical Company and Twin Lock B.V. of the Netherlands. Collectively, all acquisitions were less than 10 per cent. of MacDermid's consolidated total assets and pretax earnings before the acquisition and they are not material to the financial position or results of operations of MacDermid. The acquired businesses will primarily enhance sales to North American electronics and European printing customers and have been included in the consolidated operating results since 1st October, 1997. The acquisitions are being accounted for as purchase transactions including receivables, inventory, fixed assets, goodwill (being amortised over 5-25 year periods) and other intangibles. On 28th April, 1998 a subsidiary of MacDermid acquired a 30 per cent. equity interest in an Italian speciality chemical company. MacDermid intends to acquire the remaining interest within two years.

In fiscal 1996 MacDermid acquired the assets, subject to certain liabilities, of the Electronics and Printing Division of Hercules Incorporated. Consolidated operating results for fiscal 1996 include the results of the MIT business from 1st December, 1995. The acquired business consists principally of the manufacture and sale of proprietary products including photoresists, used to imprint electrical patterns on circuit boards, and photopolymer printing, which reproduces quality graphics on package printing and in-store displays.
The total purchase price for the acquisition, accounted for as a purchase transaction, was approximately $134,500,000 including inventory, fixed assets, goodwill (being amortised over 25 years) and other intangibles. There was $15,000,000 contingently payable in fiscal year 2004 in the event that the consolidated cumulative earnings, before interest, taxes on earnings, depreciation and amortisation exceed $250,000,000 for the first four full fiscal years following
5th December, 1995. However, this further contingent payment was eliminated in fiscal 1998 with a $4,500,000 payment to effect an early buy-out.








6.2 Inventories

The major components of inventory at 31st March were as follows:

                                                                1998
                                                              $  000
                                                              ------
Finished goods                                                27,197
Raw materials and supplies                                    22,442
                                                              ------
                                                              49,639
                                                              ======

6.3 Notes Payable

Notes payable at 31st March, 1998 consisted of $9,962,000 of outstanding borrowings under available lines of credit aggregating approximately $33,000,000. The terms of the lines of credit generally provide for interest rates at or below the prime rate on the date of borrowing domestically and, for foreign company borrowings, rates that vary with base rates in each currency. The lines of credit can be withdrawn at any time at the option of the banks. The weighted average interest rates on short-term borrowings outstanding were 6.2 per cent. and 5.8 per cent. at the end of 1998 and 1997, respectively.

6.4 Employee Retirement & Welfare Plans

MacDermid has defined benefit pension, defined contribution profit sharing and employees' stock ownership plans for substantially all its domestic employees. Aggregate amounts charged to earnings for these plans were $1,684,000, $1,566,000, and $1,892,000 in 1998, 1997 and
1996, respectively.

The following table sets forth the components of the pension and postretirement benefit plans for the years ended 31st March:

                                                       Postretirement
                                            Pension        benefits
                              --------------------------- --------------
                              1998       1997     1996    1998 1997 1996
                              $000       $000     $000    $000 $000 $000
                              --------- -------- -------- ---- ---- ----
Service cost                    1,287    1,092      678    64   56   61
Interest cost                   1,959    1,741    1,421   292  302  305
Net amortisation and deferrals  9,599    1,532    2,604     -   11    2
Actual return on investment   (11,905)  (3,502)  (4,263)    -    -    -
                              --------- -------- -------- ---- ---- ----
Net periodic pension cost         940      863      440   356  369  368
                              ========= ======== ======== ==== ==== ====

The following table sets forth the plans funded status, amount recognised in the balance sheet, plan amounts and rate assumptions of the pension and postretirement benefit plans at 31st March, 1998:

                                                             Postretirement
                                                    Pension       benefits
                                                      1998           1998
                                                      $000           $000
                                                  ---------- --------------
Accumulated benefit obligation                      23,112              -
                                                  ========== ==============
Plan assets at fair value                           36,210              -
Projected benefit obligation                       (31,104)        (4,218)
                                                  ---------- --------------
Plan assets greater/(less) than projected
benefits obligation                                  5,106         (4,218)
Unrecognised portion of transition asset
(being amortised over 14 years)                       (453)             -
Unrecognised net (gain)/loss                        (4,709)           286
                                                  ---------- --------------
Prepaid/(accrued) pension costs                        (56)             -
                                                  ==========
Accrued postretirement liability                                   (3,932)
                                                             ==============
Rate assumptions:
Discount rate                                        7.0%           7.0%
Rate of return on plan assets                        9.0%           n/a
Salary increases                                     5.0%           n/a
Annual increase in cost of medical benefits          n/a            3.0%

Pension. The pension plan provides retirement benefits based upon years of service and compensation levels. Plan assets at fair value consist primarily of listed stocks, bonds and guaranteed investment contracts, and included 393,255 shares of MacDermid's common stock having a market value of $11,306,000 at 31st March, 1998. Accumulated benefit obligations included vested benefits of $21,392,000 at 31st March, 1998.

Postretirement benefits. MacDermid sponsors a defined benefit postretirement medical and dental plan (unfunded) that covers all of its domestic full-time employees who retire after age 55 with at least 10 to 20 years of service (depending upon the date of hire). Employees retiring after 31st March, 1988 are required to contribute toward the cost of the plan until they attain age 65. MacDermid's subsidy level is subject to a cap which increases 3 per cent. each year. Retirees will be required to contribute the plan cost in excess of the cap in addition to other required contributions.









The projected benefit obligation for the postretirement plan at 31st March, 1998 comprised 28 per cent. retirees, 3 per cent. fully eligible active participants and 69 per cent. other active participants. The annual increase in cost is 3 per cent. for postretirement medical benefits (no assumed rate increase for dental benefits since it is a scheduled plan) since MacDermid's contributions are at the defined cap. The medical cost trend rate assumption has no effect on the amounts reported due to the cap on contributions paid by MacDermid.

Postemployment benefits. MacDermid sponsors a defined benefit postemployment compensation continuation plan that covers all of its full time domestic employees. Employees who have completed at least six months of service, become permanently disabled and are unable to return to work are eligible to receive a benefit under the plan. The benefit may range from one week to a maximum of six months of compensation. The estimated ongoing additional after-tax annual cost is not material.


Employee Stock Incentive Plans

1992 Plan: In 1993, MacDermid adopted a non-qualified stock option plan, approved by shareholders in July 1992 (the 1992 plan), for the issuance of up to 2,700,000 shares under which certain employees have been granted options totalling 2,533,500. Options granted under the 1992 plan generally are exercisable during a four-year period beginning with the grant date. The options are exercisable into restricted shares of common stock which cannot be sold or transferred, except back to MacDermid at cost, during the four-year period commencing with the exercise date.

Compensation expense, which is equal to the difference between the fair market value on the date of an option grant and the exercise price of shares which may be purchased thereunder, is amortised over a six-year period. During 1998, 1997 and 1996, compensation expense relating to this plan was $526,000, $646,000, and $330,000, respectively.

1995 Plan: In 1996, MacDermid adopted a non-qualified equity incentive plan, approved by the shareholders in July 1995 (the 1995 plan), for the issuance of up to 450,000 shares under which certain employees have been granted restricted shares totalling 411,156, having market prices of $4 3/4 to $19 1/2 on the dates of grant. All shares of restricted stock issued under the 1995 plan must be held and cannot be sold or transferred, except to MacDermid for a period of four years from the date of the award. During 1998, 1997 and 1996, compensation expense relating to this plan was $1,273,000, $604,000 and $993,000, respectively.

Options issued under MacDermid's stock incentive plans and outstanding at 31st March, 1998 have exercise prices ranging from $1.79 to $1.99, expiring periodically through fiscal 2002, summarised in the following table as of 31st March:










                                                            Weighted-
                                           Number of         average
                                            options    Exercise price
                                          ----------   --------------
Outstanding 31st March, 1995               2,286,612           $1.83
1996 activity:
Granted                                      135,000           $3.47
Exercised                                   (380,412)          $1.73
Forfeited                                   (184,500)          $1.84
Outstanding at 31st March, 1996            1,856,700           $1.97
Exercisable at 31st March, 1996            1,856,700           $1.97
1997 activity:
Granted                                          -               -
Exercised                                   (529,332)          $1.81
Forfeited                                      -               -
Outstanding at 31st March, 1997            1,327,368           $2.04
Exercisable at 31st March, 1997            1,327,368           $2.04
1998 activity:
Granted                                          -               -
Exercised                                   (787,368)          $2.15
Forfeited                                        -               -
Outstanding at 31st March, 1998              540,000           $1.89
Exercisable at 31st March, 1998              540,000           $1.89

Had MacDermid used the fair value-based method of accounting for its stock option plans (beginning in 1996) and charged compensation cost against income, over the six year period, based on the fair value at the date of grant consistent with FAS 123, net earnings and net earnings per common share for 1998, 1997 and 1996 would have been reduced to the following pro forma amounts:

                                                  1998   1997   1996
                                                  $000   $000   $000
                                                 ----- ------ ------
Net earnings
As reported                                     30,488 22,010 13,195
Pro forma                                       30,439 21,967 13,161
                                                ====== ====== ======
Net earnings per common shares                    ($)    ($)    ($)
Basic
As reported                                      1.22   0.89   0.53
Pro forma                                        1.22   0.89   0.53
Diluted
As reported                                      1.20   0.85   0.50
Pro forma                                        1.19   0.85   0.50








The pro forma information above includes stock options granted since April 1, 1995. Effects of applying FAS 123, using the fair value-based method of accounting, is not representative of the pro forma effect on earnings in future years because it does not take into consideration pro forma compensation expense related to stock options granted prior to 1996 and would increase in future years if stock options were to be granted.

The weighted-average grant-date fair value of options, $3.52 for those granted in 1996, was determined by utilising the Black-Scholes option-pricing model and the following key assumptions:

     Risk-free interest rate                             5.68%
     Expected option life                                6 years
     Expected volatility                                28.8%
     Dividend yield                                      1.1%


6.5  Income Taxes


Earnings before income taxes included foreign earnings of $22,103,000, $20,312,000 and $15,035,000 for 1998, 1997 and 1996, respectively.

Income tax expense attributable to income from operations for the years ended 31st March consisted of:

                                                     1998
                                           Current Deferred  Total
                                            $000     $000    $000
                                          -------- -------- ------
US Federal                                  7,189    1,070   8,259
State and local                             1,504      475   1,979
Foreign                                     6,612      459   7,071
                                          -------- -------- ------
Totals                                     15,305    2,004  17,309
                                          ======== ======== ======
                                                  1997
                                                --------
US Federal                                  7,738     (775)  6,963
State and local                             1,519     (176)  1,343
Foreign                                     5,798      767   6,565
                                          -------- -------- ------
Totals                                     15,055     (184) 14,871
                                          ======== ======== ======
                                                 1996
                                               --------
US Federal                                  7,108   (3,259)  3,849
State and local                             1,681     (999)    682
Foreign                                       811    4,484   5,295
                                         -------- -------- ------
Totals                                      9,600      226   9,826
                                          ======== ======== ======





Income tax expense for the years ended 31st March, 1998, 1997 and 1996 differed from the amounts computed by applying the US Federal statutory tax rates to pretax income from operations as a result of the following:

                                                  $000     $000   $000
                                               -------- -------- ------
US Federal statutory tax rate                     35%      35%    35%
                                               ======== ======== ======
Taxes computed at US statutory rate             16,837   13,551  8,267
State income taxes, net of Federal benefit       1,286      873    474
Adjustments of prior years tax accruals              -        -    193
Foreign tax rate differential                   (1,029)  (1,251)   741
No tax benefit for (gain)/loss of
unconsolidated corporate joint venture               -        -    (14)
No tax benefit for loss on disposition
of subsidiary                                        -      438      -
Other, net                                         215    1,260    165
                                               -------- -------- ------
Actual income taxes                             17,309   14,871  9,826
                                               ======== ======== ======
Effective tax rate                               36.0%    38.4%  41.6%
                                               ======== ======== ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at 31st March are:

                                                  1998
                                                  $000
                                                 -----
Deferred tax assets:
Accounts receivable, primarily due
to allowance for doubtful accounts                 660
Inventories                                      1,241
Accrued liabilities                                826
Employee benefits                                4,249
Other                                            1,372
                                                 -----
Total gross deferred tax assets                  8,348
                                                 -----
Deferred tax liabilities:
Plant and equipment, primarily due to
depreciation                                     1,870
Other                                            2,676
                                                 -----
Total gross deferred tax liabilities             4,546
                                                 -----
Net deferred asset                               3,802
                                                 =====




MacDermid has not recognised a deferred tax liability for the undistributed earnings of foreign subsidiaries that arose in 1998 and prior years because MacDermid does not expect to repatriate those earnings in the foreseeable future. A deferred tax liability will be recognised when MacDermid expects that it will recover those earnings in a taxable transaction, such as through receipt of dividends, net of foreign tax credits, or sale of the investment. At March, 1998, the undistributed earnings of those subsidiaries were approximately $35,496,000. A determination of the deferred tax liability relating to the undistributed earnings of foreign subsidiaries is not practicable.

No valuation allowance has been recorded since MacDermid believes that it is more likely than not that it will be able to realise the benefit of the deferred tax assets. This determination has been made based upon the historical earnings of MacDermid.

During fiscal 1998, 1997 and 1996 the lapse of restrictions upon stock exercised under the stock option and award plans resulted in a tax benefit of $3,621,000, $444,000 and $130,000, respectively, which were recorded as increases in additional paid-in capital.

6.6 Segment Reporting

MacDermid is engaged in the business of developing, manufacturing and marketing industrial chemicals, supplies and related equipment. The following table is a summary of MacDermid's operations by geographic area:

                                       North            Asian
                                      America European Pacific Consolidated
                                        $000     $000    $000         $000
                                     ------- -------- ------- ------------
                   1998
                   ----
Net sales to unaffiliated customers  183,569   57,562  72,927      314,058
Operating profit                      34,836    9,017  11,752       55,605
Identifiable assets                  221,562   40,137  38,561      300,260
                   1997
                   ----
Net sales to unaffiliated customers  171,782   55,969  65,969      293,720
Operating profit                      27,359    8,482  10,870       46,711
Identifiable assets                  192,983   30,122  37,873      260,978
                   1996
                   ----
Net sales to unaffiliated customers  131,404   49,461  55,026      235,891
Operating profit                      10,945    7,069  11,087       29,101
Identifiable assets                  205,035   25,716  34,005      264,756











6.7 Long-Term Obligations

Long-term obligations at 31st March consisted of the following:

                                                           1998
                                                           $000
                                                        ---------
Term loan, unsecured, variable interest
(6.125 per cent. at 31st March, 1998) due in
quarterly installments to 2003                           69,821
Revolving loan, unsecured, variable interest
due in 2001
6.19 per cent. at 31st March, 1998                       41,500
3.94 per cent. at 31st March, 1998                        2,160

Installment loan, unsecured, variable interest
(6.19 per cent. at 31st March, 1998) due
annually to 2005                                          2,400
Debenture, 3.5 per cent. interest due in
annual installments to 1999                                  80
Other, due in varying amounts to 2003                       464
                                                      ---------
Total long-term obligations                             116,425
Less current portion                                    (12,442)
                                                      ---------
Long-term portion                                       103,983
                                                      =========

Minimum future principal payments on long-term obligations subsequent to 31st March, 1998 are as follows:

                                         $000
                                       -------
1999                                    12,442
2000                                    12,256
2001                                    59,389
2002                                    18,738
2003                                    12,643
Thereafter                                 957
                                       -------
Total                                  116,425
                                       =======

The term loan bears interest at a variable rate which is based on a ratio of MacDermid's debt to earnings before certain expenses and which presently falls within a range of 0.375 per cent. to 1.0 per cent. above the 27th March, 1998 London interbank market rate (LIBOR) which was 5.625 per cent. At 31st March, 1998 the effective interest rate was 6.125 per cent. Under the term loan, the most restrictive covenants provide that: earnings before interest and taxes as a ratio to interest expense must be greater than 2.5 to 1; consolidated net worth must be at least $84,981,000 and the total debt must not exceed 350 per cent. of net worth.

The revolving loan represents amounts outstanding under a $65,000,000 committed revolving credit line which expires in 2001. Commitment fees under the revolving and $100,000,000 acquisition credit lines are variable, ranging from 12.5 to 25.0 basis points.

MacDermid has entered into interest rate swap agreements with a bank for the purpose of reducing its exposure to possible future changes in interest rates applicable to the term and revolving loans. Pursuant to the terms of the agreements, the notional amounts of $69,821,000 and $3,079,000 are reduced in accordance with applicable schedules until the expiration dates, 31st December, 2002 and 31st December,
1998, respectively. Applicable fixed rates of 5.63 per cent. and 5.39 per cent., respectively, are compared to the U.S. dollar LIBOR rates every three months as a basis for payment or receipt of the rate differential as applied to the then covered notional amount.


6.8 Redeemable Preferred Stock

On December 5, 1995, MacDermid Imaging Technology, Inc., a wholly-owned subsidiary of MacDermid, issued 30,000 shares of unregistered 6 per cent. redeemable Series A preferred stock of 75,000 authorised shares to Hercules Incorporated in part payment for the purchase of its Electronics and Printing Division. Dividends in-kind were payable on 31st March each year by the issuance of additional Series A preferred stock at the rate of one share per $1 of dividends. In accordance with the terms of the preferred stock agreement, on 28th May, 1997, MacDermid exercised its option to make early payment to Hercules Incorporated, in the amount of $32,745,000 to fully satisfy the amounts owed for the preferred stock and dividends in-kind.

6.9 Shareholders' Equity

At a special shareholders' meeting held on 1st December, 1997 at MacDermid Corporate headquarters, shareholders voted to adopt an amendment to MacDermid's Restated Certificate of Incorporation, increasing the number of authorised common shares from 20 million to 75 million. Also, at the special meeting shareholders approved a provision to MacDermid's Restated Certificate of Incorporation providing for written shareholder action by less than unanimous consent.

On 6th February, 1998 the Board of Directors authorised a three-for-one stock split. The shares were distributed on 1st April, 1998 to common shareholders of record at the close of business on 16th March, 1998. The stated value remained unchanged at $1.00 per share. As a result, $7,852,000 was first transferred from additional paid in capital with an excess of $18,325,000 transferred from retained earnings to the common stock account. Amounts per share and number of common shares have been restated to give retroactive effect to the stock split.

During fiscal 1997 there was also a three-for-one stock split distributed on 15th November, 1996. As a result, $5,206,000 and $3,327,000 were transferred from additional paid in capital and retained earnings, respectively to the common stock account last year.







Common stock repurchases of 330,024 shares in 1998, at prices ranging from $15 29/32 to $28 3/4 per share, and 1,186,035 shares in 1997, at prices ranging from $7 9/32 to $11 7/32 per share, were completed pursuant to board authorisations. An additional purchase of up to 100,000 shares of MacDermid's common stock was authorised by the Board of Directors on 23rd July, 1997, to be acquired through open market purchases or privately negotiated transactions from time to time. Any future repurchases under this authorisation will depend on various factors, including the market price of the shares, MacDermid's business and financial position and general economic and market conditions.
Additional shares acquired pursuant to such authorisation will be held in MacDermid's treasury and will be available for MacDermid to issue without further shareholder action (except as required by applicable law or the rules of any securities exchange on which the shares are then listed). Such shares may be used for various Corporate purposes, including contributions under existing or future employee benefit plans, the acquisition of other businesses and the distribution of stock dividends. At 31st March, 1998, there was a balance of such outstanding authorisations totalling 82,354 shares.

6.10   Lease Commitments

MacDermid leases certain warehouse space, transportation, computer and other equipment. Contingent rentals are paid for warehouse space on the basis of the monthly quantities of materials stored and for transportation and other equipment on the basis of mileage or usage. Total rental expense amounted to $6,030,000, $5,710,000, and $6,750,000 in 1998, 1997
and 1996, respectively, of which $1,169,000, $1,159,000, and
$1,522,000, respectively, were contingent rentals. Minimum lease commitments under operating leases for the fiscal years subsequent to 31st March, 1998 are as follows:

                                                           $ 000
                                                           -----
1999                                                       2,676
2000                                                       1,102
2001                                                         670
2002                                                         426
2003                                                         238
Thereafter                                                   520
                                                           -----
Total                                                      5,632
                                                           =====













6.11   Contingencies

MacDermid has been named as a potentially responsible party (PRP) by the Environmental Protection Agency in connection with two waste sites. There are many other companies involved at each of these sites and MacDermid's participation is minor. MacDermid has recorded its best estimate of liabilities in connection with site clean-up based upon the extent of its involvement, the number of PRPs and estimates of the total costs of the site clean-up. Though it is difficult to predict the final costs of site remediation, management believes that the recorded liabilities are reasonable estimates of probable liability and that future cash outlays are unlikely to be material to its consolidated financial position, results of operations or cash flows.

On 30th January, 1997, MacDermid was served with a subpoena from a federal grand jury in Connecticut requesting certain documents. MacDermid was subsequently informed that it is a subject of the grand jury's investigation. The subpoena requested information relating to an accidental spill from MacDermid's Huntingdon Avenue, Waterbury, Connecticut facility that occurred in November of 1994, together with other information related to operations and compliance at the Huntingdon Avenue facility. MacDermid has retained outside law firms to assist in complying with the subpoena. MacDermid is cooperating with the government's investigation.

Since this matter is currently in very early stages, it is impossible to determine what the ultimate outcome will be and difficult to quantify the extent of an exposure to liability, if any. As such, no assurance can be given that MacDermid will not be found to have liability.

MacDermid is a party to a number of lawsuits and claims in addition to those discussed above arising out of the ordinary conduct of business. While the ultimate results of the proceedings against MacDermid cannot be predicted with certainty, management does not expect that resolution of these matters will have a material adverse effect upon its consolidated financial position, results of operations or cash flows. It is MacDermid's policy to accrue probable liabilities to the extent that such liabilities can reasonably be quantified.

MacDermid's business operations, consist principally of manufacture and sale of speciality chemicals, supplies and related equipment to customers throughout much of the world. Approximately 60 per cent. of the business is concentrated with manufacturers of printed circuit boards which are used in a wide variety of end-use applications, including computers, communications and control equipment, appliances, automobiles and entertainment products. As is usual for this business, MacDermid generally does not require collateral or other security as a condition of sale, choosing, rather to control credit risk of trade account financial instruments by credit approval, balance limitation and monitoring procedures. Management believes that reserves for losses, which are established based upon review of account balances and historical experience, are adequate.






7. Unaudited Consolidated Condensed Balance Sheets, Statements of Earnings, and Statement of Cash Flows for the three month period ended 30th June, 1998

Extracts from the last published interim results for the period ended 30 June 1998 are set out below:


7.1 Consolidated Condensed Balance Sheets as at 30th June, 1998 (unaudited) and 31st March, 1998 (audited)


                                                30th June,  31st March,
                                                   1998        1998
                                              (Unaudited)  (Audited)
                                                  $000        $000
                                             ----------- -----------
Assets
Current assets:
Cash and cash equivalents                         5,369       3,549
Accounts and notes receivable (net of
allowance for doubtful receivables
of $3,860,000 and $3,598,000)                    73,712      72,675
Inventories
Finished goods                                   32,831      27,197
Raw materials                                    19,600      22,442
                                             ----------- -----------
                                                 52,431      49,639
Prepaid expenses                                  2,526       2,255
Deferred income tax asset                         3,970       3,970
                                             ----------- -----------
Total current assets                            138,008     132,088
Property, plant and equipment
(net of accumulated depreciation of
$45,482,000 and $44,847,000)                     41,990      42,946
Goodwill (net of accumulated amortisation
 of $10,424,000 and $9,495,000)                  86,965      87,856
Other assets                                     52,578      37,370
                                             ----------- -----------
                                                319,541     300,260
                                             =========== ===========
Liabilities and shareholders' equity
Current liabilities:
Notes payable                                     6,533       9,962
Current installments of long-term obligations    22,379      12,442
Accounts and dividends payable                   25,313      25,105
Accrued expenses                                 25,134      32,784
Income taxes                                      8,370       5,710
                                             ----------- -----------
Total current liabilities                        87,729      86,003
Long term obligations                           116,119     103,983







Accrued postretirement and
postemployment benefits                           4,321       4,291
Deferred income taxes                               386         345
Minority interest in subsidiaries                    93          93
Shareholders' equity
Common stock stated value $1 per share           39,395      39,265
Additional paid-in capital                        1,401           -
Retained earnings                               131,633     124,043
Equity adjustment from foreign currency
translation                                      (3,793)     (3,160)
Less cost of 14,256,410 and 14,169,582
Common shares in Treasury                       (57,743)    (54,603)
                                             ----------- -----------
Total shareholders' equity                      110,893     105,545
                                             ----------- -----------
                                                319,541     300,260
                                             =========== ===========

7.2 Unaudited Consolidated Condensed Statements of Earnings and Retained Earnings for the three months ended 30th June, 1998 and 1997

                                              3 months ended 30 June
                                             -----------------------
                                                 1998        1997
                                             (Unaudited) (Unaudited)
                                                $000        $000
                                           ----------- -----------
Net sales                                       81,070      74,720
Cost and expenses:
Cost of sales                                  (40,173)    (35,343)
Selling, technical and administrative
expenses/amortisations                         (26,601)    (25,833)
Interest income                                    183         144
Interest expense                                (2,241)     (1,568)
Other income/(expense)-net                         237        (212)
                                            ----------- -----------
                                               (68,595)    (62,812)
Earnings before income taxes                    12,475      11,908
Income taxes                                    (4,382)     (4,347)
                                            ----------- -----------
Net earnings                                     8,093       7,561
Preferred dividends                                  -        (309)
                                             ----------- -----------
Earnings available for common shareholders       8,093       7,252
Retained earnings, beginning of period         124,043     113,632
Cash dividends declared                           (503)       (414)
                                            ----------- -----------
Retained earnings, end of period               131,633     120,470
                                            ----------- -----------
Net earnings per Common Share-(note 7.4.2):       ($)         ($)
Basic                                             0.32        0.29
                                            ----------- -----------
Diluted                                           0.32        0.29
                                            ----------- -----------
Cash dividends per Common Share                   0.02      0.0167


                                            ----------- -----------
                                              (Number)    (Number)
Weighted average Common Shares outstanding:
Basic                                       25,149,149  24,674,156
                                            ----------- -----------
Diluted                                     25,475,820  25,371,771
                                            ----------- -----------

7.3 Unaudited Consolidated Condensed Statements of Cash Flows for the three months ended 30th June, 1998 and 1997

                                             3 months ended 30th June,
                                           -------------------------
                                               1998         1997
                                           (Unaudited)  (Unaudited)
                                             $000         $000
                                         ------------ ------------
Net cash flows from operating activities      3,098        7,664
Cash flows from investing activities:
Capital expenditure                          (1,394)        (959)
Proceeds from disposition of fixed assets       -            346
Acquisitions/investments of business
(note 7.4.3)                                (15,164)           -
                                          ------------ ------------
Net cash flows used in investing
activities                                  (16,558)        (613)
Cash flows from financing activities:
Short-term repayments                        (3,441)      (3,497)
Long-term borrowings                         29,206       31,120
Long-term repayments                         (6,969)      (2,000)
Exercise of stock options                       162          482
Purchase of Treasury shares                  (3,140)           -
Dividends paid                                 (503)        (414)
Preferred stock redemption                        -      (32,745)
                                         ------------ ------------
Net cash flows from/(used in) financing
activities                                   15,315       (7,054)
Effect of Exchange Rate changes on cash
 and cash equivalents                           (35)        (113)
                                         ------------ ------------
Net increase/(decrease) in cash and
cash equivalents                              1,820         (116)
Cash and cash equivalents at beginning
of year                                       3,549        6,530
                                         ------------ ------------
Cash and cash equivalents at end of
period                                        5,369        6,414
                                         ============ ============
Cash paid for interest                        2,105        1,526
                                         ------------ ------------
Cash paid for income taxes                    1,243        3,210
                                         ------------ ------------


7.4 Notes to consolidated condensed financial statements

7.4.1 Summary of significant accounting policies

The 31st March, 1998 condensed consolidated balance sheet amounts have been derived from the previously audited consolidated balance sheets of MacDermid, Incorporated. The balance of the condensed financial information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented and are of a normal recurring nature unless otherwise disclosed in this report. The results of operations for the three month periods ended 30th June, 1998 and 1997 are not necessarily indicative of trends or of the results to be expected for the full year. The statements should be read in conjunction with the notes to the consolidated financial statements included in MacDermid's 31st March, 1998 Annual Report.

7.4.2 Earnings per Common Share
MacDermid has adopted the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 128, Earnings per Share
(SFAS128). Comparative references to earnings per common share (EPS) and weighted average common shares outstanding have been restated to conform with the accounting change. The computation of basic EPS is based upon the weighted average number of outstanding common shares. The computation of diluted EPS is based upon the weighted average number of outstanding common shares plus the effect of all dilutive potential common shares that were outstanding during the period. EPS is calculated based upon net earnings available for common shareholders after deduction for preferred dividends. In addition, all prior year per share amounts (as well as number of common shares and dividends per common share) have been restated to give retroactive effect to a stock split as of 16th March, 1998.

7.4.3 Acquisitions and investments
On 28th April, 1998 a subsidiary of MacDermid acquired a 30 per cent. interest in an Italian speciality chemical company. Additionally, there was investment made in a joint venture, results of which are not expected to be material. These transactions will be recognised under equity accounting. Also, a small industrial products company was acquired under purchase accounting. Collectively, this activity is not material to the financial position or results of operations of MacDermid.

8. Unaudited Consolidated Condensed Summary of Earnings, and Balance Sheets for the three months ended 30th September, 1998 and 1997, and the six months ended 30th September, 1998 and 1997












8.1  Unaudited Consolidated Condensed Summary of Earnings

                                  3 months ended
                                  30th September,         30th September,
                              ----------------------- -----------------------
                               1998        1997        1998        1997
                           (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                             $000        $000        $000        $000
                            ----------- ----------- ----------- -----------
Total net sales                 85,859      75,003     166,928     149,723
Costs and expenses             (72,650)    (63,428)   (141,244)   (126,240)
                            ----------- ----------- ----------- -----------
Earnings before income
taxes and preferred
dividend                        13,209      11,575      25,684      23,483
Income taxes                    (4,556)     (4,224)     (8,938)     (8,571)
Preferred Dividend                   -           -           -        (309)
                             ----------- ----------- ----------- -----------
Net earnings to common
shareholders                     8,653       7,351      16,746      14,603
                             =========== =========== =========== ===========
                                 ($)         ($)         ($)         ($)
Diluted earnings per
common share                   0.34        0.29        0.66        0.58
                            =========== =========== =========== ===========
                            (Number)    (Number)    (Number)    (Number)
Diluted average common
shares outstanding          25,415,425  25,716,411  25,445,589  25,545,096
                            ==========  ==========  ==========  ==========


8.2  Unaudited Consolidated Condensed Balance Sheets

                                    30th September, 1998  31st March, 1998
                                         (Unaudited)      (Unaudited)
                                           $000             $000
                                    -----------------     ----------------
Assets:
Total current assets                    139,032             132,088
Property, plant and equipment (net)      40,787              42,946
Other non current assets                155,762             125,226
                                      ---------           ---------
Total assets                            335,581             300,260
                                      =========           =========
Liabilities and shareholders'
 equity:
Total current liabilities                91,068              85,996
Long-term debt and deferred liabilities 124,267             108,719
Shareholders' equity                    120,246             105,545
                                      ---------           ---------
Total liabilities and
shareholders' equity                    335,581             300,260
                                      =========           =========

9.  Recent trading

Despite the general economic environment, which will continue to be challenging, MacDermid's strong position and continued focus on growth give it confidence in its ability to maintain superior performance within its industry.






















































                                  Appendix III


                          Financial Information on Canning

1.  Nature of financial information

The financial information contained in this Appendix does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985 (as amended). The information for each of the years ended 31st December, 1997, 1996 and 1995 is extracted from the published audited consolidated financial statements of Canning and the information for the six months ended 30th June, 1998 is extracted from the unaudited interim statement. Audited statutory accounts for each of the three years ended 31st December, 1997, 1996 and 1995, on which unqualified audit reports (not containing a statement under section 237(2) or (3) of the Companies Act 1985) have been given by the auditors of Canning have been delivered to the Registrar of Companies.




2.  Consolidated profit and loss accounts


The consolidated profit and loss accounts of Canning for the three years ended 31st December 1997, 1996 and 1995 are as follows:

                                               1997      1996      1995
                                    Note  Pounds000 Pounds000 Pounds000
                                          --------- --------- ---------
Turnover                             7.1   74,003    77,719    74,527
Operating charges                    7.2  (65,235)  (68,876)  (67,297)
                                          -------- --------- ---------
Operating profit                     7.1    8,768     8,843     7,230
Income from interests in
associated undertakings                        40        38         -
Net interest                         7.4      297        73      (212)
                                          --------  --------- ---------
Profit on ordinary activities
before taxation                             9,105     8,954     7,018
Taxation on profit on ordinary
activities                           7.5   (3,005)   (3,134)   (2,620)
                                          --------  --------- ---------
Profit on ordinary activities after
taxation                                    6,100     5,820     4,398
Minority equity interests                     (21)      (34)      (10)
                                          --------  --------- ---------
Profit for the financial year               6,079     5,786     4,388
Dividends                            7.6   (2,674)   (2,450)   (2,291)
                                          --------  --------- ---------
Retained profit                      7.17   3,405     3,336     2,097
                                          --------  --------- ---------
                                          (Pence)   (Pence)   (Pence)
Earnings per share                   7.7     20.9      20.2      15.4

The above results are all attributable to continuing operations. A statement of movements in shareholders' funds can be found in section 7.18. Historical cost profit is not materially different from the reported profit in each of the three years.

3.  Consolidated statements of total recognised gains and losses

The consolidated statements of total recognised gains and losses of Canning for the three years ended 31st December 1997, 1996 and 1995 are as follows:

                                            1997      1996      1995
                                         Pounds000 Pounds000 Pounds000
                                         --------- --------- ---------
Profit for the financial year              6,079     5,786     4,388
Currency translation differences on
foreign currency net investments            (296)     (170)      (39)
Property revaluation adjustments               -         -      (680)
                                         --------- --------- ---------
Total recognised gains for the year        5,783     5,616     3,669
                                         ========= ========= =========




4.  Balance sheets

The consolidated balance sheet of Canning at 31st December, 1997 is as follows:

                                                           1997
                                                  Note  Pounds000
                                                        ---------
Fixed assets
Tangible assets                                   7.8    13,412
Investments                                       7.9       827
                                                        --------
                                                         14,239
                                                        --------
Current assets
Stocks                                            7.10    5,910
Debtors                                           7.11   20,749
Cash at bank and in hand                                 17,551
                                                        --------
                                                         44,210
                                                        --------
Creditors: due within one year
Short term borrowings                             7.12   (7,236)
Other creditors                                   7.13  (17,971)
                                                        --------
                                                        (25,207)
                                                        --------
Net current assets                                       19,003
                                                        --------
Total assets less current liabilities                    33,242
Creditors: due after more than one year           7.14   (5,106)
Provisions for liabilities and charges            7.15   (1,345)
                                                        --------
Net assets                                               26,791
                                                        --------
Equity capital and reserves
Called up share capital                           7.16    7,299
Share premium                                     7.17   19,484
Revaluation reserve                               7.17    2,009
Merger reserve                                    7.17    4,280
Goodwill reserve                                  7.17  (12,403)
Profit and loss account                           7.17    5,940
                                                        --------
Shareholders' funds                               7.18   26,609
Minority equity interest                                    182
                                                        --------
                                                         26,791
                                                        --------

5.  Consolidated cash flow statement

The consolidated cash flow statement of Canning for the year ended 31st December, 1997 is as follows:

                                                               1997
                                                        Note Pounds000
                                                             ---------
Net cash inflow from operating activities                7.19    8,442
Returns on investment and servicing of finance           7.20      372
Taxation                                                        (2,227)
Capital expenditure                                      7.20   (2,397)
Acquisitions                                             7.20   (1,719)
Equity dividends paid                                           (2,568)
                                                              ---------
Net cash outflow before use of liquid resources
and financing                                                      (97)
Management of liquid resources                    7.20 & 7.21   (1,100)
Financing                                                7.20    1,389
                                                             ---------
Increase in cash                                         7.21      192
                                                             =========

6.  Reconciliation of net cash flow to movement in net funds

The reconciliation of net cash flow to movement in net funds of Canning for the year ended 31st December, 1997 is as follows:

                                                                1997
                                                             Pounds000
                                                             ---------
Increase in cash                                                   192
Cash outflow from increase in liquid resources                   1,100
Cash inflow from increase in debt                                 (812)
                                                             ---------
Change in net cash resulting from cash flows                       480
Currency translation differences                                   815
                                                             ---------
Movements in net funds in the period                             1,295
Net funds at start of year                                       4,083
                                                             ---------
Net funds at end of year                                         5,378
                                                             =========


7.  Statement of accounting policies

The accounting policies described below apply to the three years for which information is supplied.

Basis of preparation

These accounts have been prepared in accordance with applicable accounting standards and under the historical cost convention adjusted by the revaluation of certain of the group's land and buildings, to reflect open market value.

Basis of consolidation

The group accounts consolidate the accounts of Canning and all its subsidiary undertakings. The acquisition method of accounting has been adopted. Under this method, the results of subsidiary undertakings acquired or disposed of in the year are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal. Goodwill arising on consolidation (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) is transferred to goodwill reserve at the time of acquisition. On the subsequent disposal or termination of a previously acquired business, the profit or loss on disposal or termination is calculated after charging the gross amount of any related goodwill previously deducted from reserves. The consolidated accounts are based on accounts of subsidiary undertakings which are coterminous with those of the parent company. In appropriate circumstances, relief is taken under section 131 of the Companies Act 1985 not to reflect the share premium on shares issued in exchange for shares of an acquired subsidiary. The cost of investment is stated at its fair value and any surplus over the nominal value of the shares issued is reflected as a merger reserve.

Associated undertakings are accounted for under the equity method of accounting. For associated undertakings, the group includes its share of profits and losses in the consolidated profit and loss account and its share of post acquisition retained profits or accumulated deficits in the consolidated balance sheet. Goodwill on acquisition of investments in associated undertakings is transferred to goodwill reserve at the time of acquisition.









Tangible fixed assets

No depreciation is provided on freehold land. For all other tangible fixed assets depreciation is provided by equal annual instalments in order to write off their purchase cost or valuation over the term of their expected useful economic life. The useful life assumed for plant and equipment varies between 5 and 14 years and for motor vehicles is 4 to 5 years. The useful life assumed for buildings is based on independent professional advice, and varies between 20 and 50 years.

Leased assets

The rental costs of assets held on operating leases are charged against profits on a straight line basis.


Stocks

Stocks and work in progress are valued at the lower of cost and net realisable value. Cost comprises materials, labour and appropriate overhead expenses. Provisions are made as necessary for slow moving and obsolete stock.

Turnover

All turnover figures relate to sales outside the group and exclude VAT, and other sales taxes.

Foreign currencies

Assets and liabilities of overseas subsidiary and associated undertakings are translated into sterling at the rates of exchange ruling at the balance sheet date, and their results and cash flows are translated at the average rates of exchange applicable during the year. Exchange differences arising from the retranslation of opening assets and liabilities and of the profit and loss account to closing rate are taken to reserves. Exchange gains and losses relating to trading transactions are included in trading profit.

Exchange gains and losses arising on foreign currency borrowings used to hedge or finance the group's overseas investments are taken to reserves in accordance with SSAP20.

Research and development

All expenditure is written off as it is incurred except for expenditure on fixed assets.

Taxation

The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax to the extent that it is probable that an actual asset or liability will result. Deferred taxation on pension balances and provisions for post-retirement obligation is recognised in full.




Pensions

Funds held in UK pension schemes are administered by trustees and are independent of the group's finances. Prior to 6th April, 1997, the Group's principal UK scheme was a defined benefit scheme, the Group's contributions to which were calculated in accordance with recommendations of independent actuaries and were charged against profits on a consistent basis over the period during which employees worked with the Group. Liabilities in respect of non-UK pension obligations were provided for on a similar basis. Since 6th April, 1997, the Group's principal UK scheme has been a defined contribution scheme, the Group's contributions to which are a fixed percentage of the pensionable salary of active members and are charged against profits as incurred. Liabilities in respect of non-UK pension obligations are calculated in accordance with recommendations of independent actuaries and are charged against profits on a consistent basis over the estimated remaining service lives of the relevant employees.


Liquid resources

Cash deposits which are liquid and readily disposable in more than one day and less than twelve months from maturity are included in liquid resources.


7.1  Segmental analysis

                                                                        Net
                                                                   operating
                                 Turnover       Operating profit      assets
                           ------------------- ------------------- ---------
                                1997      1996     1997      1996       1997
                            Pounds000 Pounds000 Pounds000 Pounds000 Pounds000
                            --------- --------- --------- --------- ---------
Surface finishing              27,756    26,882    4,090     4,346      8,173
Sealants and adhesives          7,148     7,756      535       819      3,083
Synthetic lubricants and
fluids                         16,079    14,619    4,497     3,877      4,660
Additives for fuel, water
and waste treatment            23,020    28,462     (354)     (199)     6,549
                            --------- --------- --------- --------- ---------
                               74,003    77,719    8,768     8,843     22,465
                            ========= ========= ========= ========= =========


In 1997 the directors decided to disclose segmental financial information by product group and not by geographical segment. The above analysis has been restated for the comparatives in 1996 to reflect changes in the organisation structure which came into effect in 1997. The segmental analysis was not presented in a product group format prior to 1997 and therefore no equivalent information is available for the year ended 31st December, 1995.





Net operating assets are defined as tangible fixed assets plus current assets, less provisions for liabilities and charges but excluding investments, net funds, tax and dividends payable.

The product group operating profits are stated after the allocation of central costs and charges.

                                                          1997
                                                        Pounds000
                                                        ---------
Reconciliation of net assets
Net operating assets as shown above                        22,465
Investments                                                   827
Net funds                                                   5,378
Tax liabilities and dividend payable                       (3,345)
Parent company and non operating assets                     1,466
                                                        ---------
Net assets per group balance sheet                         26,791
                                                        =========

                                              1997      1996      1995
                                             Pounds000 Pounds000 Pounds000
                                             --------- --------- ---------
Turnover by geographic origin
UK                                              37,014    36,509    34,079
Continental Europe                              31,007    35,216    35,919
Rest of World                                    5,982     5,994     4,529
                                             --------- --------- ---------
                                                74,003    77,719    74,527
                                             ========= ========= =========

7.2 Operating charges

                                              1997      1996      1995
                                       Note Pounds000 Pounds000 Pounds000
                                            --------- --------- ---------
Changes in stocks of finished goods
and work in progress                             (287)     (103)     (104)
Other operating income                           (529)     (499)     (393)
Raw materials and consumables                  31,938    34,461    33,929
Other external charges                          2,452     2,854     3,281
Staff costs                              7.3   18,942    19,750    19,605
Depreciation                             7.8    1,700     1,626     1,525
Other operating costs                          11,019    10,787     9,454
                                            --------- --------- ---------
                                               65,235    68,876    67,297
                                            ========= ========= =========
Other operating costs includes:
Leases and hire of plant and equipment            268       327       312
Leases relating to property                        54       102       141
Research and development expenditure            1,719     1,651     1,552
Audit fees                                        115       140       117


7.3  Staff costs and numbers

                                                 1997      1996      1995
                                              Pounds000 Pounds000 Pounds000
                                              --------- --------- ---------
The aggregate payroll costs were:
Wages and salaries                              15,186    15,632    15,465
Social security costs                            3,222     3,587     3,540
Pension costs                                      534       531       600
                                               -------   -------   -------
                                                18,942    19,750    19,605
                                               =======   =======   =======

                                                 1997      1996      1995
                                                Number    Number    Number
                                              --------- --------  ---------
Average number of persons employed                740       720       722

7.4 Net interest

                                                  1997      1996      1995
                                               Pounds000 Pounds000 Pounds000
                                               --------- --------- ---------
On bank loans and overdrafts wholly
repayable within five years                        (764)     (777)   (1,115)
On bank loans wholly repayable after
five years                                          (56)      (33)      (97)
Other interest                                      (57)      (82)        -
                                               --------- --------- ---------
Interest payable                                   (877)     (892)   (1,212)
Interest receivable                               1,174       965     1,000
                                               --------- --------- ---------
                                                    297        73      (212)
                                               ========= ========= =========

7.5   Taxation

                                                  1997      1996      1995
                                               Pounds000 Pounds000 Pounds000
                                               --------- --------- ---------
Based on the profit of the year:
UK corporation tax (1997: 31.5 per
cent.; 1996: 33 per cent.;
1995: 33 per cent.)                                2,028     2,226     2,118
Overseas taxes                                     1,200       457       491
Associated undertakings                               13         -         -
Deferred tax                                           -       533        51
Prior year adjustments                              (236)      (82)      (40)
                                                --------- --------- ---------
                                                   3,005     3,134     2,620
                                                ========= ========= =========


The total tax charge for the group includes tax on overseas earnings which are at rates higher than the rate applicable to UK profits.

No account has been taken of tax losses in the German sub-group which are available to offset against future taxable profits. These are estimated at DM
21.9 million in 1997, DM 22.9 million in 1996 and DM 23.8 million in 1995.

7.6  Dividends

                                               1997      1996      1995
                                             Pounds000 Pounds000 Pounds000
                                             --------- --------- ---------
Interim dividend paid-3.70p per share
(1996: 3.40p; 1995: 3.20p)                       1,080       979       916
Final dividend proposed-5.40p per share
(1996: 5.10p; 1995: 4.80p)                       1,577     1,471     1,375
                                             --------- --------- ---------
Total paid and proposed-9.10p per share
(1996: 8.50p; 1995: 8.00p)                       2,657     2,450     2,291
1996 final dividend on share options
exercised in 1997                                   17         -         -
                                             --------- --------- ---------
                                                 2,674     2,450     2,291
                                             ========= ========= =========

7.7  Earnings per share

Basic earnings per share is calculated on earnings of Pounds 6,079,000 (1996:
Pounds 5,786,000; 1995: Pounds 4,388,000) representing the group profit on ordinary activities after taxation and minority interests. There was an average of 29.05 million (1996: 28.68 million; 1995: 28.40 million) shares in issue during the year.

If the share options outstanding had been exercised during 1997, 1996 or 1995, the dilution of earnings per share would not have been material.






















7.8  Tangible assets

                                                         Plant,
                                   Freehold   Leasehold machinery &
                                  properties properties  equipment     Total
                                  Pounds000   Pounds000  Pounds000  Pounds000
                                  ---------- ---------- ----------- ---------
Cost or valuation:
At 1st January, 1997                  9,771         392     14,358    24,521
Exchange adjustments                   (438)          -       (664)   (1,102)
Capital expenditure                     596           -      1,832     2,428
Disposals                                (3)          -       (516)     (519)
                                  ---------- ---------- ----------- ---------
At 31st December, 1997                9,926         392     15,010    25,328
                                  ---------- ---------- ----------- ---------
Accumulated depreciation:
At 1st January, 1997                  1,421         118      9,661    11,200
Exchange adjustments                    (83)          -       (450)     (533)
Charge for year                         302          13      1,385     1,700
Disposals                                (2)          -       (449)     (451)
                                  ---------- ---------- ----------- ---------
At 31st December, 1997                1,638         131     10,147    11,916
                                  ---------- ---------- ----------- ---------
Net book value as at 31st
December, 1997                        8,288         261      4,863    13,412
                                  ========== ========== =========== =========

The costs of tangible fixed assets at 31st December, 1997 included Pounds 1,593,000 in respect of assets in the course of construction.

                                                           1997
                                                         Pounds000
                                                         ---------
Net book value of land and buildings comprises:
Freehold properties:
Land (not depreciated)                                        2,118
Buildings (depreciated)                                       6,170
                                                          ---------
                                                              8,288
                                                          =========
Leasehold properties:
Long leasehold properties (more than 50 years unexpired)        257
Short leasehold properties                                        4
                                                          ---------
                                                                261
                                                          =========
Cost or valuation of land and buildings comprises:
Cost                                                          4,870
Valuation                                                     5,448
                                                          ---------
                                                             10,318
                                                          =========


Certain of the group's properties were revalued in 1995 on the basis of open market value for existing use as at 31st December, 1994 by members of the Royal Institution of Chartered Surveyors.

On the historical costs basis, the book value of land and buildings would be as follows:

                                                               1997
                                                            Pounds000
                                                            ---------
Cost:
Freehold land and buildings                                     8,961
Leasehold properties                                              392
Accumulated depreciation                                       (2,939)
                                                            ---------
Net book value                                                  6,414
                                                            =========

7.9  Investments

                                                                Cost
                                                             Pounds000
                                                             ---------
Investment in associated undertakings:
At 1st January, 1997                                              109
Exchange                                                           (3)
Investment in joint venture                                       154
Investment in associated undertaking                              540
Share of current year income                                       27
                                                             ---------
At 31st December, 1997                                            827
                                                             =========

Details of principal subsidiary undertakings are given in note 7.27.

The investment in associated undertakings represents the group's:

(i) holding of the ordinary shares of Canning Japan KK, the other 52 per cent. being held by local management. The company operates and is incorporated in Japan, where it distributes Canning products and third party materials. The company's capital and reserves were Pounds 332,000 at 31st December,1997 with a profit of Pounds 129,000. Canning Japan KK has a December year end;

(ii) the 50 per cent. joint venture investment in the ordinary shares of Canning Metfin Chemicals Limited which in turn owns 90 per cent. of the ordinary shares of Canning Metfin Chemicals (Shanghai) Limited. Canning Metfin Chemicals Limited is a holding company and Canning Metfin Chemicals (Shanghai) Limited manufactures, sells and distributes Canning products and third party materials. Both companies are registered in the Peoples' Republic of China and have a December year end. The consolidated capital and reserves were Pounds 224,000 at 31st December, 1997 with a loss of Pounds 82,000 relating to start up costs incurred in the period; and

(iii) 48 per cent. holding of common stock of Taskem, Inc., of Cleveland, Ohio, USA. The company's capital and reserves were Pounds 1,157,000 at 31st December, 1997 with a profit of Pounds 15,000 for the period since acquisition. The company is registered in the USA and manufactures, sells and distributes surface finishing and other speciality chemicals, and related products and accessories. Taskem, Inc., has a September year end.

7.10  Stocks

                                                               1997
                                                            Pounds000
                                                            ---------
Raw materials                                                  2,782
Work in progress                                                 192
Finished stock and goods for resale                            2,936
                                                            ---------
                                                               5,910
                                                            =========

The current replacement cost of stocks does not differ materially from the historical costs noted above.

Certain subsidiary undertakings have consignment stock arrangements with suppliers in the ordinary course of business. Inventory drawn from consignment stock is generally invoiced to the companies concerned at the price ruling at the date of draw down. The value of such stock, at cost, which has been excluded from the balance sheet in accordance with the application notes included in FRS5, amounted to Pounds 507,000.

7.11  Debtors

                                                         1997
                                                       Pounds000
                                                       ---------
Amounts falling due within one year:
Trade debtors                                            17,851
Amounts owed by associated undertakings                     161
Tax recoverable                                             304
Prepayments and accrued income                              580
Other debtors                                               930
                                                       ---------
                                                         19,826
                                                       ---------
Amounts falling due after one year:
Amounts owed by associated undertakings                     357
Tax recoverable                                              65
Deferred taxation (note 7.15)                               263
Other debtors                                               238
                                                       ---------
                                                            923
                                                       ---------
                                                         20,749
                                                       =========


7.12  Short term borrowings (unsecured)

                                                             1997
                                                           Pounds000
                                                           ---------
Bank overdrafts                                                 192
Bank loans                                                    7,044
                                                           ---------
                                                              7,236
                                                           =========

7.13 Creditors: due within one year

                                                             1997
                                                           Pounds000
                                                           ---------
Trade creditors                                               8,824
Other taxation and social security                            1,830
Dividends                                                     1,577
Corporation tax                                               2,240
Advance corporation tax                                         654
Accruals                                                      1,454
Other creditors                                               1,392
                                                           ---------
                                                             17,971
                                                           =========


7.14 Creditors: due after more than one year

                                                                1997
                                                              Pounds000
                                                              ---------
Bank loans                                                       4,937
Other creditors                                                    169
                                                              ---------
                                                                 5,106
                                                              =========

Analysis of bank loans and overdrafts (unsecured):
Repayable
1-2 years                                                           76
2-5 years                                                        4,273
After 5 years                                                      588
                                                              ---------
                                                                 4,937
Within one year (note 7.12)                                      7,236
                                                              ---------
                                                                12,173
                                                              =========

Other bank loans repayable by instalments after five years in the group are repayable in 2005 and 2007 and bear interest at 1.3 per cent. and 1.1 per cent. respectively above the appropriate inter-bank offer rate.

The company entered into interest swap arrangements under which it has contracted to deposit Pounds 4 million in sterling at 6.43 per cent. and to borrow FF 30 million at 4.57 per cent., these rates of interest being fixed until August 1998.

The group has Pounds 7.2 million of undrawn committed borrowing facilities and Pounds 0.4 million of undrawn uncommitted borrowing facilities available, all of which expire in more than one year.


7.15  Provisions for liabilities and charges

                                                 Discontinued
                                          Overseas     business
                                          pensions    provisions     Total
                                         Pounds000    Pounds000  Pounds000
                                         --------- ------------- ---------
At 1st January, 1997                        1,338           313     1,651
Exchange adjustments                         (146)          (32)     (178)
Charge/(release) to profit and loss
account                                       164           (76)       88
Payments                                      (45)         (171)     (216)
                                         --------- ------------- ---------
At 31st December, 1997                      1,311            34     1,345
                                         ========= ============= =========


                                                     1997
                                                   Pounds000
                                                   ---------
Movement on deferred tax assets:
At 1st January, 1997                                   (295)
Exchange adjustments                                     32
                                                   ---------
At 31st December, 1997                                 (263)
                                                   =========
Analysis of deferred tax assets:
Accelerated capital allowances                           65
Taxation losses                                         (97)
Other timing differences                               (231)
                                                   ---------
Deferred tax assets                                    (263)
                                                   =========

The deferred tax assets, principally related to pensions and post retirement obligations, is included in debtors (note 7.11).







7.16  Called up equity share capital

                                                     1997      1997
                                                     Number    Pounds
                                                    ---------- ---------
Issued ordinary shares of 25p each fully paid       29,196,634 7,299,158
Unissued shares of 25p each                          8,403,366 2,100,842
                                                    ---------- ---------
Authorised ordinary shares of 25p each              37,600,000 9,400,000
                                                    ========== =========

Allotment of shares
During the year ended 31st December, 1997 new ordinary shares of 25 pence each in the company were issued as follows:

Allotment date No of shares Price per share Value/proceeds  Reasons for issue
-------------- ------------ --------------- --------------  -----------------
2nd April, 1997     50,000     157.00p     Pounds78,500     Executive share
                                                            options
23rd April, 1997   240,000     157.00p     Pounds376,800    Executive share
                                                            options
23rd April, 1997    30,000     250.69p     Pounds75,207     Executive share
                                                            options
6th May, 1997       30,000     157.00p     Pounds47,100     Executive share
                                                            options



























Employee share options

Options outstanding under the W. Canning 1995 Employee Savings-Related Share
Option Scheme, the W. Canning 1985 Share Option Scheme and the W. Canning
1995 Executive Share Option Scheme were as follows:

                       1st                                          31st
                     January,                                    December,
                      1997     Granted Exercised    Lapsed            1997
                     --------- ------- ---------- --------- --------------
Savings-related
share option scheme:
exercisable between
1st January, 2000
and 1st July, 2004
 at 214p              173,360       -         -     (5,724)       167,636
1985 Share option
scheme:
exercisable between
1st January,1997
and 30th June, 2003
at 157p               380,000       -   (320,000)  (30,000)        30,000
1995 Executive share
option scheme:
exercisable between
1st January,1999
and 30th June, 2002
at a base price of
233p (actual option
price of share
exercised 250.69p)    349,000       -   (30,000)   (9,000)        310,000
1995 Executive share
option scheme:
exercisable between
1st July, 2000
and 31st December,
2003 at a base price
of 305p                    -     40,000      -         -           40,000


















7.17  Reserves

                          Share Revaluation   Merger  Goodwill   Profit and
                         premium    reserve   reserve   reserve  loss account
                        Pounds000  Pounds000  Pounds000 Pounds000   Pounds000
                       --------- ----------- --------- --------- ------------
At 1st January, 1997      18,994      2,045     6,631   (11,402)         444
Reclassification               -          -    (2,351)        -        2,351
Issue of shares              490          -         -         -            -
Profit for the year            -          -         -         -        3,405
Exchange movements             -        (36)        -         -         (260)
Goodwill on acquisitions       -          -         -    (1,001)           -
                       --------- ----------- --------- --------- ------------
At 31st December, 1997    19,484      2,009     4,280   (12,403)       5,940
                       ========= =========== ========= ========= ============

Net exchange movements include Pounds 971,000 reduction in foreign currency borrowings used to match overseas investments.

The reclassification relates to the disposal of Societe des Adhesifs de Bellegarde Ain S.A. in 1993 and the reallocation of the related merger reserve established on acquisition to profit and loss account.

7.18  Reconciliation of movements in shareholders' funds

                                                                     1997
                                                                 Pounds000
                                                                 ---------
Profit for the financial year attributable to shareholders          6,079
Other recognised gains and losses relating to the year               (296)
                                                                 ---------
                                                                    5,783
Dividends                                                          (2,674)
New share capital subscribed                                          577
Goodwill arising on acquisition of businesses                      (1,001)
                                                                 ---------
Net change in shareholders' funds                                   2,685
Shareholders' funds at 1st January, 1997                           23,924
                                                                 ---------
Shareholders' funds at 31st December, 1997                         26,609
                                                                 =========












7.19 Reconciliation of operating profit to cash inflow from operating activities

                                                                 1997
                                                               Pounds000
                                                               ---------
Operating profit                                                   8,768
Depreciation on tangible assets                                    1,700
Increase in stocks                                                   (55)
Increase in debtors                                               (1,607)
Decrease in creditors                                               (226)
Decrease in provisions                                              (138)
                                                                ---------
Net cash inflow from operating activities                          8,442
                                                                =========

7.20  Analysis of cash flows shown net in the cash flow statement

                                                  1997
                                                  Pounds000
                                                  ---------
Returns on investment and servicing of finance
Interest received                                    1,194
Interest paid                                         (822)
                                                  ---------
Net cash inflow from returns on investments
 and servicing of finance                              372
                                                  =========
Capital expenditure
Payments to acquire tangible fixed assets           (2,465)
Receipts from sale of tangible fixed assets             68
                                                  ---------
Net cash outflow for capital expenditure            (2,397)
                                                  =========
Acquisitions
Payments to acquire businesses                         (38)
Payment to acquire interest in joint venture          (154)
Payments to acquire interest in associated
undertaking                                         (1,527)
                                                  ---------
Net cash outflow for acquisitions                   (1,719)
                                                  =========
Management of liquid resources
Increase in money market deposits                   (1,100)
                                                  --------
Net cash outflow from management of liquid
resources                                           (1,100)
                                                  =========
Financing
Issue of ordinary share capital                        577
New loans                                            2,092
                                                  ---------
                                                     2,669
Repayment of long term borrowings                   (1,280)
                                                  ---------
Net cash inflow from financing                       1,389
                                                  =========


7.21  Analysis of net funds

                             1st January,           Exchange  31st December,
                                    1997  Cash flow movements          1997
                               Pounds000  Pounds000 Pounds000     Pounds000
                             ------------ --------- --------- --------------
Cash at bank and in hand           1,304       195      (248)         1,251
Bank overdrafts                     (182)       (3)       (7)          (192)
                             ------------ --------- --------- --------------
                                   1,122       192      (255)         1,059
Short term deposits               15,200     1,100         -         16,300
Bank loans                       (12,239)     (812)    1,070        (11,981)
                             ------------ --------- --------- --------------
Net funds                          4,083       480       815          5,378
                             ============ ========= ========= ==============

7.22  Acquisition of businesses

The fair values attributed at acquisition are as per the vendor books, as follows:

                                                              1997
                                                         Pounds000
                                                         ---------
Investment in joint venture                                    154
Investment in associated undertaking                           540
Stock                                                           24
                                                         ---------
Net assets                                                     718
Goodwill                                                     1,001
                                                         ---------
Acquisition of businesses during the year                    1,719
                                                         =========

Goodwill has been estimated based on a provisional view of the fair values of assets and liabilities at acquisition and may be subject to review in the coming year.

                                                                1997
                                                           Pounds000
                                                           ---------
Net cash outflow
Purchase of businesses                                            38
Purchase of interest in joint venture                            154
Purchase of interest in associated undertaking                 1,422
Costs relating to acquisitions                                   105
                                                           ---------
Net cash outflow for acquisitions                              1,719
                                                           =========



7.23  Related party transactions

                                                    Sales     Amounts owed
                                         to related party by related party
                                                     1997             1997
                                                Pounds000        Pounds000
                                         ---------------- ----------------
Canning Japan KK                                      596              465
Metfin Supplies Co. Limited                         3,487            1,390
Canning Metfin Chemicals Limited                       70               87
Canning Metfin Chemicals (Shanghai) Limited            40               44

The major shareholders in Metfin Supplies Co. Limited are the partners in the Canning Metfin Chemicals Limited joint venture. Details of the relationships with the other related parties are given in note 7.9.

Other than the transactions noted above, there were no other related party transactions requiring disclosure under FRS8.

7.24  Leasing commitments

Commitments for the next year under operating leases are as follows:

                                                               Land and
                                                    buildings     Other
                                                    Pounds000 Pounds000
                                                    --------- ---------
Terminating:
Within one year                                            20        24
Over one year and less than five years                     13       144
Over five years                                            33        19
                                                    --------- ---------
                                                           66       187
                                                    ========= =========

7.25  Capital commitments
Capital expenditure commitments at 31st December, 1997 were Pounds 194,000.

7.26  Pension schemes

General

The majority of group companies either operate individual pension schemes or, in certain overseas countries, are committed to make lump sum payments to employees upon their retirement.

In all cases the pension scheme cost charged to the profit and loss account and shown in note 7.3 is calculated to spread the cost of pensions over the working lives of the employees who are members of the schemes.


Major UK Schemes

The principal scheme is the Canning Retirement and Death Benefit Scheme. It is established as a separate fund and administered by a corporate trustee which has seven directors. There is an independent chairman and three of the seven directors are elected by employees. The scheme's assets are invested independently of the group with no element of self-investment.

Until 6th April, 1997 the scheme was a defined benefit scheme. With effect from 6th April, 1997 the scheme converted from a defined benefit to a defined contribution (money purchase) basis for pensionable service on or after that date. Past service benefits accrued as of 5th April, 1997 (with certain improvements for all categories of member as of that date) continue on the defined benefit basis, and are treated as deferred pensions. Contributions for service on or after 6th April, 1997 are paid into a defined contribution scheme.

The last actuarial valuation of the scheme was carried out by independent consulting actuaries in November 1996 and based on a valuation date of 6th April, 1996. The valuation was performed using the projected accrued benefit method. The key assumptions used were investment return of 8 per cent. per annum, salary escalation of 6 per cent. and dividend growth of 4 per cent. It showed that the scheme had sufficient assets (valued at Pounds 20.7 million) to meet in full retirement benefits accrued to the valuation date and that the recommended contribution rate would have been sufficient to provide the balance of benefits anticipated to accrue in future had the defined benefit basis of the scheme continued. The valuation also considered the effect on the funding position of the conversion to a defined contribution basis for pensionable service on or after 6th April, 1997 and proposed improvements to benefits from that date and concluded that the scheme would still have sufficient assets to cover its liabilities on the revised basis.

No accrual is required under the provisions of SSAP 24.




























7.27  Canning principal subsidiary undertakings

                              Country of
                            operation and
Name of subsidiary          incorporation   Description of activity
--------------------------  -------------   ------------- -------------------
Wm. Canning Limited         England
  Surface Finishing Division                Surface finishing
  Marston Bentley Division                  Sealants and adhesives, and
                                            synthetic lubricants
                                            and fluids
  Water Management and                      Additives for water and waste
  Gamlen Division                           treatment

Gamlen Industries S.A.      France          Additives for fuel, water and
                                            waste treatment,
                                            surface finishing
Amco S.A.R.L.               France          Additives for fuel

Reico S.A.                                  Additives for water and waste
(including Eficca)          France          treatment, and
                                            industrial cleaning and
                                            maintenance chemicals and
                                            aerosols
Addeco S.A.R.L.             France          Additives for water and waste
                                            treatment, and
                                            industrial cleaning and
                                            maintenance chemicals and
                                            aerosols
W. Canning GmbH             Germany         Surface finishing
Vapla Galvanotechnik GmbH   Germany         Surface finishing
Marston Bentley Domsel GmbH Germany         Sealants and adhesives and
                                            elastomer radial seals
Levenit Chemical S.r.l.
(90 per cent. holding in
ordinary shares)            Italy           Synthetic lubricants and fluids
Gamlen S.r.l.               Italy           Additives for fuel, water and
                                            waste treatment
Gamlen S.A.                 Spain           Additives for fuel, water and
                                            waste treatment
Gamlen B.V.                 Holland         Additives for fuel, water and
                                            waste treatment
W. Canning, Inc.            USA             Synthetic lubricants and fluids,
                                            sealants and adhesives, additives
                                            for fuel, water and waste
                                            treatment, surface finishing


Except where otherwise stated all the above subsidiaries are wholly-owned in ordinary shares at 31st December, 1997. At 31st December, 1997 Wm. Canning Limited was directly owned by Canning, the remaining companies being sub-subsidiaries.

8.  Unaudited interim results of Canning for the six months ended 30th June,
1998

8.1  Unaudited consolidated summary profit and loss account


The summary consolidated profit and loss account of Canning for the six months ended 30th June, 1998 (unaudited) is as follows:

                                        6 months to 30th June, 1998
                                   --------------------------------------
                                   Continuing
                                   operations Acquisition          Total
                                    Pounds000   Pounds000      Pounds000
                                   ---------- ----------- ---------------
Sales                                  35,832       5,483         41,315
                                   ---------- ----------- ---------------
Operating profit                        3,924         156          4,080
Income from associated undertakings        33         110            143
Interest                                   29           -             29
                                   ---------- ----------- ---------------
Profit before taxation                  3,986         266          4,252
                                   ---------- -----------
Taxation: UK                                                        (781)
Overseas                                                            (600)
Minority interest                                                     (7)
                                                          ---------------
Profit attributable to shareholders                                2,864
                                                          ---------------
Earnings per share                                                  9.7p
Dividend per share                                                 3.85p
Amount absorbed                                           Pounds1,137,000

Note: The unaudited interim financial statements have been prepared on the basis of the accounting policies set out in section 7.



























8.2  Unaudited consolidated summary balance sheets

The unaudited summary consolidated balance sheet of Canning at 30th June, 1998 was as follows:


                                                                 At
                                                         30th June,
                                                               1998
                                                         (Unaudited)
                                                          Pounds000
                                                         -----------
Fixed assets
Tangible assets                                              14,211
Goodwill                                                      5,359
Investments                                                   1,055
                                                         -----------
                                                             20,625
                                                         -----------
Current assets
Stocks                                                        6,999
Debtors                                                      23,446
Cash                                                         12,462
                                                         -----------
                                                             42,907
Creditors: amounts falling due within one year              (24,825)
                                                         -----------
Net current assets                                           18,082
                                                         -----------
Total assets less current liabilities                        38,707
Creditors: amounts due after one year                        (9,389)
                                                         -----------
Shareholders' funds                                          29,318
                                                         ===========
Summary of cash/(borrowings):
Cash balances                                                12,464
Short term borrowings                                        (5,018)
Long term borrowings                                         (7,906)
                                                         -----------
Net borrowings                                                 (460)
                                                         ===========
Net borrowings as a percentage of shareholders' funds            2%












8.3  Unaudited consolidated summary cash flow statements

The unaudited summary cash flow statement of Canning for the six month period ended 30th June, 1998 was as follows:

                                                         6 months to
                                                      30th June, 1998
                                                           Pounds000
                                                      ---------------
Net cash inflow from operating activities                   4,029
                                                          --------
Returns on investments and servicing of finance                94
                                                          --------
Taxation                                                   (1,493)
                                                          --------
Purchase of tangible assets                                (1,210)
Sale of tangible assets                                        53
Purchase of fixed asset investments                           (78)
                                                          --------
Net cash outflow for capital expenditure                   (1,235)
                                                          --------
Net cash outflow for acquisitions                          (8,093)
                                                          --------
Management of liquid resources
Cash returned from deposit                                  4,500
                                                          --------
Financing
Issue of ordinary shares                                      913
New loans                                                   2,700
Repayment of loans                                         (2,636)
                                                          --------
Net cash inflow from financing                                977
                                                          --------
Decrease in cash less bank overdrafts                      (1,221)
                                                          ========

Analysis of net cash

                    1st January,                        Exchange 30th June,
                           1998  Cash flow Acquisition movements      1998
                      Pounds000  Pounds000  Pounds000  Pounds000 Pounds000
                    ------------ --------- ----------- --------- ----------
Cash at bank and in
hand                      1,251      (654)          -         67       664
Bank overdrafts            (192)     (567)          -          3      (756)
                    ------------ --------- ----------- --------- ----------
                          1,059    (1,221)          -         70       (92)
Short term deposits      16,300    (4,500)          -          -    11,800
Bank loans              (11,981)      (64)       (349)       226   (12,168)
                    ------------ --------- ----------- --------- ----------
                          5,378    (5,785)       (349)       296      (460)
                    ============ ========= =========== ========= ==========




9.  Announcement of the sale of Levenit Chemical S.r.l. ("Levenit")

On 22nd October, 1998, Canning announced the sale of Levenit. An extract from the text of the announcement is reproduced below.

"W. Canning plc announces that it has today sold its Italian mould-release lubricants subsidiary, Levenit Chemical S.r.l., to Houghton Europe B.V. via its subsidiary Houghton Italia S.p.A. The consideration is Pounds 5.68m in cash with the closing date being 23rd October, 1998, with Pounds 2.6m being paid on closing and the balance on 16th November, 1998.

The sale gives Canning an exceptional profit of approximately Pounds 2.5m which will be included in the 1998 results and follows a review of Canning's business strategy which identifies the Levenit activities as non-core. As at 31st December, 1997 Levenit's net assets were approximately Pounds 2.0m, generating an after tax profit of Pounds 200,000.


This transaction will result in Canning having net cash on deposit at the year end and it is the company's intention to use the proceeds of the sale to develop its core businesses."

10.      Recent trading

Like many other companies with a high export content and overseas subsidiaries, the Group remains concerned about the turmoil in many overseas markets. Canning regards it of importance not to lose profitable market share and to continue to operate in geographical regions which it has developed over many years.

Canning continues to invest in research and development to ensure that it has the latest product technology, and the programme of factory and product improvement continues to plan. New facilities in the USA have been completed and the renewal of the Birmingham factory is under way. These initiatives put
Canning in a good position to expand in the future.
























                                 Appendix IV


                          Additional Information

1.  Responsibility

(a) The Directors of MacDermid UK, whose names are set out in paragraph
2(a) below, accept responsibility for the information contained in this document other than that relating to the Canning Group, the Directors of Canning and members of their immediate families. To the best of the knowledge and belief of the Directors of MacDermid UK (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The Directors of Canning, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document relating to the Canning Group, the Directors of Canning and members of their immediate families. To the best of the knowledge and belief of the Directors of Canning (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. Directors

(a) The Directors of MacDermid (UK) are:

     Daniel H. Leever
     Arthur J. LoVetere, Jr.
     Michael A. Pfaff
     John L. Cordani
(b) The Directors of Canning are:

     David H. Probert C.B.E.
     Peter J.S. Johansen
     David D. O'Neill
     Sir Peter Gadsden G.B.E., A.C.
     Michael A. Fearfield

3. Undertakings

Undertakings to accept the Offer have been given in respect of the following numbers of Canning Shares and/or where appropriate
Canning Shares under the Canning Share Option Schemes if such options are exercised. In total, these shares amount to approximately 0.2 per cent. of the existing issued share capital of Canning.










                                                                Number of
                                                 Number of Canning Shares
Name                                        Canning Shares   under option
----                                        -------------- --------------
D.H. Probert                                        22,843            Nil
P.J.S. Johansen                                      5,000         40,000
Sir Peter Gadsden                                   21,500            Nil
M.A. Fearfield                                      10,000            Nil
                                            -------------- --------------
Total                                               59,343         40,000
                                            ============== ==============

These undertakings will cease to be binding in the event of a higher competing offer being made for Canning.

4.  Shareholdings and dealings

4.1  Interests and dealings in securities in MacDermid
(a) As at the close of business on the disclosure date, neither Canning nor any of the Directors of Canning was interested in any securities in MacDermid.

(b) Neither Canning nor any of the Directors of Canning nor any member of their immediate families has during the disclosure period dealt for value in any securities in MacDermid.

4.2  Interests and dealings in securities in Canning

(a) Save as disclosed in this paragraph 4.2 and in paragraph 3 above, neither MacDermid UK nor MacDermid nor any of the Directors of those companies nor any member of their immediate families nor any person acting in concert with any of those persons nor any person who has given an irrevocable undertaking to accept the Offer owns, controls or is interested, directly or indirectly, in securities in Canning nor has any such person dealt for value in any securities in Canning during the disclosure period.

The following dealings for value in Canning Shares by MacDermid have taken place during the disclosure period:


Nature of                     Number of               Price per
Transaction   Date         Canning Shares        Canning Share(p)
------------  -----        --------------        ----------------
Acquisition   18/03/98            400,000                    293
Acquisition   23/03/98            300,000                    294
Acquisition   06/04/98             25,000                    290
Acquisition   09/04/98             25,000                    293
Acquisition   16/04/98             50,000                    290




(b) As at the close of business on the disclosure date, the interests of the Directors of Canning and their immediate families in the share capital of Canning, which have been notified to Canning pursuant to s.324 and s.328 Companies Act 1985 as shown in the register required to be kept under the provisions of that Act, were, and particulars of options over Canning Shares granted to the Directors of Canning were as follows:


                                 Number of
                                 shares in    Exercise
                  Number of      Canning      Price<F1>
Name of Director  Canning shares under option (p)      Exercise Period
----------------  -------------- ------------ -------- ---------------
D.H. Probert         47,343            -           -              -
P.J.S. Johansen       5,000         9,800        305  July 2000-December 2003
                                   30,200        305  July 2000-December 2003
D.D. O'Neill             -              -          -              -
Sir Peter Gadsden    21,500             -          -              -
M.A. Fearfield       10,000             -          -              -

<F1>This is a base price set on the grant of the option. The actual exercise price will be the base price plus the greater of 5 per cent. or the increase in the Retail Price Index for each full year between grant and exercise. These options may not be exercised unless, during the three years prior to exercise, earnings per share have increased by more than inflation plus 2 per cent. per annum.

(c) The following dealings for value in Canning Shares by Directors of Canning and their immediate families have taken place during the disclosure period:

                                      Price per
              Nature of               Number of
                                                              Canning Share
Name          Transaction    Date     Canning Shares                     (p)
----          -----------   --------  -------------           -------------
D.H. Probert    Sale         21/04/98      3,500                    281
S.M. Probert    Sale         21/04/98      5,500                    281
M.A. Fearfield  Purchase     15/05/98      5,000                    279


(d) Save as disclosed in this document, neither:

(1) any of the Directors of Canning nor any member of their (b) immediate families; nor









(2) any subsidiary of Canning, any bank, stockbroker, financial or other professional adviser (other than an exempt market-maker) to Canning or any subsidiary or any associated company of Canning, nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser, nor any pension fund of Canning or any of its subsidiaries; nor

(3) any person whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Canning;

owns, controls or is interested, directly or indirectly, in any securities in Canning nor has any such person as is mentioned in paragraph 4.2(d)(1) above dealt for value therein during the disclosure period.


4.3 References in this paragraph 4 to:

(a) "associate" mean subsidiaries and associated companies of Canning and companies of which any such subsidiaries or associated companies are associated companies;

(b) "bank" do not apply to a bank whose sole relationship with Canning, or a company which is an associate, is the provision of normal commercial banking services or activities in connection with the Offer such as handling acceptances and other registration work;

(c) "disclosure date" mean 26th October, 1998, being the latest practicable date prior to the posting of this document;

(d)"disclosure period" mean the period commencing on 19th October, 1997 (being the date 12 months prior to the commencement of the Offer Period) and ending on the disclosure date;

(e) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give de facto control; and

(f) "securities" in a company are to shares in that company and include any securities convertible into, rights to subscribe for or options (including traded options) in respect of or derivatives referenced to those shares.


5. Market quotations

The following table shows the closing middle market quotations for Canning Shares as derived from the London Stock Exchange Daily Official
List on the first dealing day of each of the six months immediately before the posting of this document, on 16th October, 1998 (being the last dealing day prior to the Offer Period) and on 26th October, 1998 (being the latest practicable date before the posting of this document):






                                                   Price per
                                               Canning Share
Dates                                                    (p)
------                                         -------------
1st May, 1998                                          273.5
1st June, 1998                                         277.5
1st July, 1998                                         246.5
3rd August, 1998                                       225.0
1st September, 1998                                    199.0
1st October, 1998                                      151.5
16th October, 1998                                     154.5
26th October, 1998                                     290.0

6.  Financing arrangements

6.1 It is estimated that full acceptance of the Offer in cash (assuming the full exercise of options under the Canning Share Option Schemes) would require the payment by MacDermid UK of a maximum amount of approximately Pounds 86.5 million in cash.24.7 Lazard Brothers is satisfied that the necessary financial resources are available to MacDermid UK to satisfy full acceptance of the Offer in cash.

6.2 The funds required to make the cash payment under the Offer will come from new bank facilities provided by NationsBank N.A. a national banking association in the USA (see paragraph 7.1(a) below).


7. Material contracts


7.1 MacDermid

The following contracts, not being contracts entered into in the ordinary course of business, which are or may be material, have been entered into by MacDermid within the two years immediately preceding the commencement of the Offer Period:

(a) A Multicurrency $350,000,000 Credit Agreement (the "Credit Agreement") dated 25th October, 1998 arranged by NationsBanc Montgomery Securities LLC, and made between MacDermid and NationsBank N.A. as Administrative Agent, Letter of Credit Issuing Bank and Swing Line Lender. The Credit Agreement makes available to MacDermid a multicurrency revolving credit facility, with a letter of credit subfacility and a swing line subfacility, a term loan facility and an acquisition loan facility. The margin payable varies according to the ratio of consolidated total debt of MacDermid and its subsidiaries to consolidated EBITDA.








Provided no event of default has occurred the term loan and the acquisition loan are repayable in instalments. The scheduled termination date for the revolving loan is, provided no event of default has occurred, 25th October, 2003. The Credit Agreement contains certain covenants relating to the Offer and limited events of default in relation to the acquisition loan facility.


In addition to customary negative and positive covenants, the Credit Agreement includes covenants which (a) require MacDermid to maintain consolidated EBIT to consolidated interest expense ratios, minimum consolidated net worth and maximum consolidated total debt to consolidated EBITDA, (b) MacDermid and its subsidiaries to remain solvent on a consolidated basis, and (c) limit the amount and types of additional indebtedness that MacDermid and its subsidiaries may incur;

(b) A swap agreement dated 26th October, 1998 between MacDermid and Bank of New York in respect of Pounds 58,000,000 and a swap agreement of the same date between MacDermid and First Union Bank in respect of Pounds 29,000,000 (the"Swap Agreements"). Pursuant to the Swap Agreements, MacDermid purchased in aggregate a US dollar put/GB pounds sterling call option in respect of Pounds 87,000,000, locked in at a rate not exceeding $1.85: Pound 1. The option expires on 10th March, 1999 and the settlement date is 12th
March, 1999; and

(c) A subscription agreement (the "Subscription Agreement") dated 25th October, 1998 made between MacDermid UK (1), MacDermid (2), MacDermid Tartan, Inc. ("MacDermid Tartan"), a wholly owned subsidiary of MacDermid, (3), MacDermid Tower, Inc. ("MacDermid Tower"), a wholly owned subsidiary of MacDermid, (4) and Lazard Brothers (5) whereby MacDermid agreed to subscribe shares in MacDermid Tartan and MacDermid Tower, and MacDermid Tartan and MacDermid Tower agreed to subscribe shares in and/or make loans to MacDermid UK for the purposes of funding the payment of consideration by MacDermid UK under the Offer. The Subscription Agreement also contains undertakings given by MacDermid UK, MacDermid, MacDermid Tartan and MacDermid Tower to Lazard Brothers regarding the satisfaction of conditions precedent and the non-occurrence of events of default in relation to the acquisition loan facility contained in the Credit Agreement.


7.2 MacDermid UK

Other than the subscription agreement referred to in paragraph 7.1(c) above, there are no contracts, not being contracts entered into in the ordinary course of business, which are or may be material and which have been entered into by MacDermid UK within the two years immediately preceding the commencement of the Offer Period.


7.3 Canning

The following contracts, (not being contracts25.6 entered into in the ordinary course of business) which are or may be material, have been entered into by members of the Canning Group within the two years immediately preceding the commencement of the Offer Period:






(a) a subscription agreement dated 15th October, 1997 between Taskem, Inc.
(1), W. Canning Inc. (2), William J. Saas ("Saas") (3) and Walter F. Johnson
(4) under which W. Canning Inc. agreed to acquire 48 per cent. of the issued shared capital of Taskem, Inc., based in Ohio, USA for a cash payment on completion of $2,388,100. Both the majority shareholder (Saas) and the minority holder, W. Canning Inc., also acquired options to purchase the shares of the other shareholder within specified time limits under a buy-sell agreement summarised in (b) below;

(b) a buy-sell agreement dated 15th October, 1997 between Taskem, Inc. (1),
W. Canning Inc. (2), Canning (3) and William J. Saas (4) under which Saas has an option subsisting for three years from the date of the agreement to purchase all of the shares of Taskem, Inc. owned by W. Canning Inc.. The option price under Saas' option comprises a fixed amount of $2,400,000 plus a variable amount dependent on the value of the total shareholders' equity of Taskem, Inc.. Under the agreement, W. Canning Inc. also has an option, exercisable at the end of five years from the date of the agreement, to purchase all of the shares of Taskem, Inc. owned by Saas at an option price comprising a fixed amount of $2,600,000 plus a variable amount similar to that described above in relation to Saas' option;

(c) a stock purchase agreement dated 2nd March, 1998 between Canning (1), W. Canning USA, Inc. (2) and Frederick Gumm Chemical Co., Inc. (3) under which Canning and W. Canning USA, Inc. (an acquisition subsidiary) agreed to acquire the whole of the capital stock of Frederick Gumm Chemical Co., Inc., based in New Jersey, USA for a payment of $15,000,000. The completion amount is split between $2,500,000 of non-negotiable promissory notes, $11,000,000 of cash payable on completion and 338,494 Canning Shares valued at $1,500,000;

(d) an agreement set out in a letter dated 1st May, 1998 between Mr Guido inivella (1), Mrs Laura Tinivella (2) and Canning (3) under which Canning exercised its pre-emption rights to purchase a 10 per cent. shareholding in Levenit Chemical S.r.l., a synthetic lubricants and fluids manufacturer based in Turin, Italy for a payment of Italian Lire 400,000,000;

(e) a conditional sale and purchase agreement dated 9th October, 1998 between Canning (1) and Houghton Italia S.p.A. (2) under which Canning agreed to sell the entire corporate capital of Levenit Chemical S.r.l. a synthetic lubricants and fluids manufacturer based in Turin, Italy to Houghton Italia S.p.A. for a payment of Pounds 5,680,000 payable in two instalments, the first instalment of Pounds 2,600,000 to be paid on completion (23rd October, 1998) and the second instalment of Pounds 3,080,000 to be paid on 16th November, 1998; and

(f) an agreement dated 21st August, 1997 between the Secretary of State for Trade and Industry (1), Wm. Canning Limited (2) and Canning (3) under which the Secretary of State agreed a grant under section 7 of the Industrial Development Act 1982 of up to Pounds 500,000 to Wm. Canning Limited to help implement the modernisation and expansion of Wm. Canning Limited's facilities for the manufacture of speciality chemicals at the Albion Works, Palmer Street, Bordesley, Birmingham B9 4EU. Canning guaranteed to repay the grant if the grant subsequently became repayable and Wm. Canning Limited were unable to repay on first demand.


8.  Service contracts


8.1 Details of the contracts of the Canning Directors are listed below.


                                                    Current Salary
Name of Director                                            Pounds
----------------                                    --------------
P.J.S. Johansen                                           108,000
D.D. O'Neill                                              100,000

P.J.S. Johansen is entitled to participate in the Canning Long Term Incentive Plan. The plan is a cash bonus arrangement under which selected participants are granted awards entitling them to a bonus determined by how well the company performs during a three year period. The company's performance is measured by comparing its growth in total shareholders' return with companies in the FTSE Actuaries Chemicals Industry Sector and in the FTSE Small Capitalisation Actuaries Share Index. The maximum award payable in respect of a participant is 70 per cent. of his base salary.


Both P.J.S. Johansen's and D.D. O'Neill's service agreements are terminable by either Canning or the relevant director giving 12 months' written notice.



D.D. O'Neill's previous contract dated 16th March, 1998 was expressed to be terminable on six months' notice by either party during the first six months and thereafter on 12 months' notice. A fixed salary of Pounds 90,000 per annum was payable pursuant to this contract.


The above contracts with P.J.S. Johansen and D.D. O'Neill each contain provisions whereby, in the event of a change of control of Canning, the executive has 90 days within which he may give Canning written notice of termination of his employment forthwith and he is then entitled to receive, within 14 days of such notice, a sum equivalent to 12 months' basic salary plus 12 months' company pension contributions and taxable benefits in kind.


The contract with D.D. O'Neill contains a further provision whereby, in the event of a general offer for the entire issued share capital of Canning, within 28 days of the offer becoming unconditional, the executive will be entitled to receive a cash bonus payment of Pounds 10,000. This provision is effective for so long as the executive holds no options over shares in Canning.

Sir Peter Gadsden is appointed as the non-executive deputy chairman of Canning under a letter of appointment dated 9th January, 1998 for a term expiring at the annual general meeting in May 1999. His current remuneration is Pounds 26,250 per annum.

M.A. Fearfield is appointed as a non-executive director under a letter of appointment dated 9th January, 1998 for a term expiring at the annual general meeting in May, 1999. His current remuneration is Pounds 16,800 per annum.









D.H. Probert is appointed chairman under a letter of appointment dated 30th January, 1998 for a term expiring at the annual general meeting in May 2001, subject to retirement by rotation before that date. His current remuneration is Pounds 60,000 per annum.

The letters of appointment entered into by M.A. Fearfield, D.H. Probert and Sir Peter Gadsden with Canning contain provisions to the effect that, if within 90 days of a change of control of Canning the director resigns or is removed by resolution of shareholders, then within 14 days of such resignation or removal becoming effective Canning shall pay the director a sum equivalent to 12 months fee.

The Remuneration Committee has agreed with Mr. Probert that he shall be entitled to an additional fee of Pounds 30,000 to reflect the additional responsibilities he has agreed to assume between 25th September, 1998 (the date of resignation of the former chief executive officer of Canning) and the end of 1998. It is the Remuneration Committee's intention to review Mr. Probert's position at the beginning of 1999.

8.2 Save as disclosed in this document, there are no service agreements with Canning Directors which have been entered into or amended within six months of this document.


8.3 Save as disclosed in this document, there are no service agreements with Canning Directors which have more than 12 months to run or which are terminable on 12 or more months' notice.


8.4 Save as disclosed in this document, is not proposed to amend any of the service agreements of Canning Directors.

9.  Other information


(a) Neither MacDermid UK nor any person acting in concert with MacDermid UK, nor any associate of MacDermid UK, nor Canning nor any associate of Canning, has any arrangement in relation to relevant securities. For this purpose, "arrangement" includes any indemnity or option arrangement, any agreement or understanding formal or informal, of whatever nature, which may be an inducement to deal or refrain from dealing, and "relevant securities" means relevant securities as defined in the City Code which includes the equity share capital of MacDermid UK and Canning, the securities of Canning which are being offered for or which carry voting rights and options in respect of any of the foregoing and derivatives referenced to any of the foregoing;

(b) Save as referred to in this document, there is no agreement, arrangement or understanding (including any compensation arrangement) between MacDermid or any person acting in concert with it for the purposes of the Offer and any of the Directors, recent Directors, shareholders or recent shareholders of Canning having any connection with, or dependence upon, or which is conditional on, the outcome of the Offer;




(c) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Canning Shares to be acquired pursuant to the Offer will be transferred to any other person, save that MacDermid UK reserves the right to transfer such shares to MacDermid;

(d) Lazard Brothers is satisfied that the necessary financial resources are available to MacDermid UK for it to implement the Offer;

(e) The principal place of business and registered office of MacDermid is at 245 Freight Street, Waterbury, Connecticut 06702, USA. The registered office of MacDermid UK is at Stafford Park 18, Telford, Shropshire TF3 3BN. MacDermid UK, a special purpose vehicle for the making of the Offer, is an indirectly wholly owned subsidiary of MacDermid. MacDermid UK was incorporated in England and Wales on 2nd September, 1998;

(f) The principal place of business and registered office of Canning is at 133 Great Hampton Street, Birmingham B18 6AS;

(g) Lazard Brothers and SG Hambros have each given and not withdrawn their respective written consents to the issue of this document withthe references to their respective names in the form and context in which they appear. Lazard Brothers and SG Hambros are each regulated by The Securities and Futures Authority Limited;

(h) So far as the Directors of MacDermid UK are aware, there have been no material changes in the financial or trading position of MacDermid since 31st March, 1998 the date to which its last published audited accounts were prepared;

(I) So far as the Directors of Canning are aware, there have been no material changes in the financial or trading position of Canning since 31st December, 1997, the date to which its last published audited accounts were prepared; and

(j) Unless otherwise stated, financial information concerning MacDermid and Canning is derived from the published annual report and accounts of the relevant company for the relevant periods or from unaudited interim or quarterly results.


10. Documents available for inspection

Copies of the following documents will be available for inspection, during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of Simmons & Simmons, 21 Wilson Street, London, EC2M 2TX while the Offer remains open for acceptance:

(a) the Memorandum and Articles of Association of MacDermid UK and Canning and the Certificate of Incorporation and by-laws of MacDermid;

(b) the audited consolidated accounts of MacDermid for the financial years ended 31st March, 1997 and 31st March, 1998;

(c) the audited consolidated accounts of Canning for the financial years ended 31st December, 1996 and 31st December, 1997;



(d) the undertakings referred to in paragraph 3 above;

(e) the material contracts referred to in paragraph 7 above;

(f) the contracts with the Directors of Canning referred to in paragraph 8 above;

(g) the letters of consent referred to in paragraph 9(g) above; and

(h) this Offer document and the Form of Acceptance.
















































                                 Appendix V

                                Definitions

The following definitions apply throughout this document, unless the context requires otherwise:

"Canning"                         W. Canning plc

"Canning Group" or "Group"        Canning and its subsidiaries and subsidiary
                                  undertakings

"Canning Registrars"              Lloyds Bank Registrars

"Canning Shareholders"            holders of Canning Shares

"Canning Share Option Schemes"    the W. Canning 1995 Employee Savings-
                                  Related Share Option Scheme, the W.
                                  Canning 1985 Share Option Scheme and the W.
                                  Canning 1995 Executive Share Option Scheme

"Canning Shares"                  existing unconditionally allotted and
                                  issued fully paid ordinary shares
                                  of 25p each in Canning and any
                                  further such shares which are or
                                  may be unconditionally allotted or
                                  issued after the date hereof and
                                  before the date on which the Offer
                                  closes (or such earlier date or dates
                                  as MacDermid UK may, subject to the
                                  City Code, decide), including shares
                                  unconditionally allotted or issued
                                  pursuant to the exercise of any options
                                  under the Canning Share Option Schemes

"certificated" or "in certificated form"  a share or other security which is not in uncertificated form

"City Code"                       The City Code on Takeovers and Mergers

"CREST"                           the relevant system (as defined
                                  in the Regulations) in respect of which
                                  CRESTCo is the Operator (as defined in
                                  the Regulations)

"CRESTCo"                         CRESTCo Limited

"CREST member"                    a person who has been admitted by CRESTCo
                                  as a system-member (as defined in
                                  the Regulations)

"CREST participant"               a person who is, in relation to CREST,
                                  a system-participant (as defined
                                  in the Regulations)

"CREST sponsor"                   a CREST participant admitted to CREST
                                  as a CREST sponsor

"CREST sponsored member"          a CREST member admitted to CREST
                                  as a sponsored member

"Directors"                       the Directors of Canning

"Form of Acceptance"              the form of acceptance and authority
                                  relating to the Offer accompanying this
                                  document

"IRG"                             IRG plc

"Lazard Brothers"                 Lazard Brothers & Co., Limited

"London Stock Exchange"           London Stock Exchange Limited

"MacDermid UK"                    MacDermid (UK) Limited

"MacDermid"                       MacDermid, Incorporated and, where the
                                  context so requires, its subsidiaries
                                  and subsidiary undertakings

"member account ID"               the identification code or number
                                  attached to any member account in CREST



"Offer"                           the recommended offer by Lazard
                                  Brothers, on behalf of MacDermid UK,
                                  to acquire the Canning Shares not
                                  already owned by MacDermid subject to
                                  the terms and conditions set out in
                                  this document and in the accompanying
                                  Form of Acceptance and, where the context admits, any subsequent revision, variation or renewal thereof or extension thereof

"overseas shareholders"           Canning Shareholders resident in, or
                                  nationals or citizens of, jurisdictions
                                  outside the UK or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of other countries

"Panel"                           The Panel on Takeovers and Mergers

"participant ID"                  the identification code or membership
                                  number used in CREST to identify a
                                  particular CREST member or other
                                  CREST participant

"Regulations"                     the Uncertificated Securities Regulations
                                  1995 (SI 1995 No. 95/3272)

"SG Hambros"                      SG Hambros Corporate Finance Advisory,
                                  a division of Societe Generale

"TFE instruction"                 a Transfer from Escrow instruction (as
                                  defined by the CREST Manual issued by
                                  CRESTCo)

"TTE instruction"                 a Transfer to Escrow instruction (as
                                  defined by the CREST Manual issued
                                  by CRESTCo)

"UK"                              United Kingdom

"uncertificated" or "in uncertificated form"   recorded on the relevant
                                               register of the share or
                                               security concerned as being
                                               held in uncertificated form in
                                               CREST, and title to which, by
                                               virtue of the Regulations,
                                               may be transferred by means
                                               of CREST

"United States" or "US"           the United States of America, its
                                  territories and possessions, any state
                                  of the United States of America and
                                  the District of Columbia

"US Person"                       a US person as defined in Regulation
                                  S of the United States Securities
                                  Act 1933 as amended

"US$" or "$"                      United States of America dollars





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